UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CYBERONICS, INC.
(Name of Registrant as Specified in its Charter)

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CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

SEPTEMBER 19, 2013

Dear Stockholder:

This letter serves as notice that the 2013 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 19, 2013, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.  At the Annual Meeting, stockholders will be asked to:

1.	Elect the seven director candidates described in the proxy statement to serve for the following year and until their successors are duly elected;
2.	Approve the Fiscal 2014 Executive Bonus Program;

3.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics, Inc. for the fiscal year ending April 25, 2014;
4.	Consider a non-binding, advisory vote to approve the compensation of Cyberonics, Inc.’s named executive officers; and
5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 29, 2013 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing September 6, 2013 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

August 7, 2013	/s/ David S. Wise
Houston, Texas	David S. Wise
Senior Vice President, Chief Administrative Officer and Secretary

Here are highlights of important information you will find in this proxy statement.  As it is only a summary, please review the complete proxy statement before you vote.

Business Performance

In fiscal 2013, we exceeded our full-year financial guidance as we completed our fifth consecutive year of strong growth in net sales.  The company’s worldwide sales growth in its core epilepsy market averaged 17% for the last five years, leading to several record-setting net sales and operating income results.  Our success in fiscal 2013 was rooted in three strategic imperatives:

•	Driving growth in U.S. and international sales with focus on U.S. new patients and international unit sales growth
•	Growing our operating income at rates exceeding our sales growth
•	Continuing our focus on product development milestones
In addition to exceeding expectations in net sales, income from operations, and other financial metrics, including cash flow and unit sales growth, our progress on other strategic imperatives was strong.  A gross profit margin of 91.4% in fiscal 2013, including the impact of the 2.3% excise tax on medical devices for the last four months of the year, coupled with careful operating expense management, led to a 29% improvement in income from operations compared to fiscal 2012.  In fiscal 2013, we continued to grow our U.S. new patient unit sales, and our fiscal 2012 investment in international key markets, primarily in Europe, returned unit growth of 14% compared to fiscal 2012.

i

Our balance sheet continued to improve in fiscal 2013, with more than $135 million in cash, cash equivalents, and short-term investments at the end of the year, after using more than $33 million for open market purchases of our stock, a net increase of 40% over our position at the end of fiscal 2012.

We also made meaningful progress in fiscal 2013 on our product development pipeline.  As the fiscal year ended, we neared completion of enrollment of our E-36 clinical study in Europe for our first-of-its-kind AspireSR™ pulse generator, which is capable of detecting seizures accompanied by heart rate variations and delivering responsive therapy.  We obtained an Investigational Device Exemption from the U.S. Food and Drug Administration for our E-37 U.S. clinical study for the AspireSR generator and have now begun enrolling patients in the study.

We completed an initial evaluation of our ProGuardian™ seizure monitor and notification system in a human subject.  The ProGuardian system includes an externally-worn device capable of detecting seizures that are accompanied by heart rate variations and notifying a caregiver.  We expect our first commercial embodiment of this new device to be used as a nighttime monitor primarily for pediatric patients with epilepsy.

Following the fiscal 2013 publication of four new papers related to the use of our VNS Therapy® System for treatment-resistant depression, we submitted an application to the Centers for Medicare and Medicaid Services (“CMS”) for reconsideration of its 2007 national non-coverage decision.  After the end of the fiscal year, we received a letter from CMS declining to reconsider its non-coverage decision.  We believe that the clinical data support the reasonable and necessary use of VNS Therapy for this indication and intend to continue to pursue coverage and reimbursement for this underserved patient population.

Financial Performance

The following table shows key year-end financial data for each of the six fiscal years under our current Chief Executive Officer.

Six-Year Summary (in millions)	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
Net Sales	$121	$144	$168	$190	$219	$254
Income from Operations (Loss)	($8)	$19	$37	$49	$61	$78
Net Cash Provided by Operating Activities	$14	$25	$43	$50	$75	$79
Cash, Cash Equivalents & Short-Term Investments	$91	$66	$59	$89	$97	$135
Total Debt	$125	$62	$15	$7	$0	$0
Total Stockholders’ Equity	($15)	$24	$111	$175	$183	$230
Purchases of Common Stock	$6	$1	$2	$14	$50	$33

For additional information about Cyberonics, please view our 2013 Annual Report at ir.cyberonics.com/financials.cfm.

Corporate Governance Facts

At Cyberonics, good governance practices remain a critical component of our corporate culture.  The table below summarizes key governance facts.

Size of Board	7
Average Age of Directors	64
Number of Independent Directors	6
Annual Election of All Directors	Yes
Majority Voting for Election of Directors	No
Number of FY 2013 Board Meetings Held	6
Director Attendance at Board Meetings	100%
Proxy Access Available to Any Registered Stockholder	Yes
Separate Chairman and CEO	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Stock Ownership Guidelines for Officers and Directors	Yes
Committees Comprised Solely of Independent Directors	Yes
Committees Authorized to Engage Independent Advisors	Yes
Annual Equity Award to Non-Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct and Ethics for Employees and Directors	Yes
Corporate Compliance Program	Yes
Whistleblower Reporting Process	Yes
CEO Succession Plan	Yes
Disclosure Committee for Financial Reporting	Yes
Stockholder Rights Plan (“Poison Pill”)	No
Process for Evaluating and Managing Risks	Yes
Say on Pay Approval Last Year	95%

Executive Compensation Philosophy

Our compensation philosophy as set by the Compensation Committee of the Board is guided by the following three objectives:

•	Providing a competitive compensation package that attracts, motivates, and retains executive officers having the skills and experience to ensure our long-term success.
•	Rewarding individual performance while ensuring a meaningful link between our operational performance, stockholder interests, and the total compensation received by our executive officers.
•	Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.
We compensate our executives using the following elements:

Cash	Salary
Annual Short-Term Incentive (bonus)
Long-Term Incentive Compensation (annual, time-based equity awards)	Restricted Stock or Phantom Stock Units (representing 50% of total annual award value)
Stock Options (representing 50% of total annual award value)
Long-Term Incentive Compensation (periodic, performance-based equity awards)	Restricted Stock or Phantom Stock Units (market or other performance-based forfeiture conditions)
Other Benefits (available to all employees)	401(k) Employee Retirement Savings Plan Health and Welfare Benefits

Summary of Stockholder Voting Matters	Board Vote Recommendation	See Page No.
1. Election of Directors – See the next section.	FOR each nominee	14
2. Approve the Fiscal 2014 Executive Bonus Program – We are asking stockholders to approve the material terms of the annual bonus program for our executive officers for purposes of tax deductibility rules for “performance-based” compensation.	FOR	17
3. Ratification of Independent Registered Public Accounting Firm – Though not required, as a matter of good governance, we are asking stockholders to ratify the selection of KPMG as our independent auditors for fiscal 2014.	FOR	18
4. Advisory Approval of Executive Compensation – We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders, and motivating the executives to remain with the company for long and productive careers.	FOR	19

You are being asked to vote on these seven director candidates.  All of our directors are elected annually by a plurality of the votes cast.  Detailed information about each director’s background, skill sets, and areas of expertise can be found beginning on page 14.

Name	Age	Director Since	Position	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	N&GC
Guy C. Jackson	71	2003	Former Partner, Ernst & Young , LLP	Yes	C		M	2
Joseph E. Laptewicz, Jr.	64	2008	Former Chairman & CEO, Empi, Inc.	Yes	―	M	C	―
Daniel J. Moore	52	2007	President & CEO, Cyberonics, Inc.	No	―	―	―	―
Hugh M. Morrison	66	2006	Chairman, Cyberonics, Inc.	Yes	―	―	―	―
Alfred J. Novak	65	2007	Chairman & CEO, OrbusNeich Medical Technology Co., Ltd.	Yes	M	―	M	―
Arthur L. Rosenthal, Ph.D.	66	2007	Co-founder and CEO of gEyeCue Medical Systems, Ltd.	Yes	M	C	―	―
Jon T. Tremmel	67	2010	Former President, Medtronic Neurologic Division	Yes	―	M	―	1

AC	Audit Committee	N&GC	Nominating & Governance Committee	C	Chair
CC	Compensation Committee			M	Member

v

____________________________

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

_____________________________

PROXY STATEMENT

______________________________

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2013 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on September 19, 2013, at 10:00 a.m., Central Daylight Time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.

The proxy materials include this proxy statement for the 2013 Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended April 26, 2013.  If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting.

We are mailing to our stockholders a notice that the proxy materials are available on the internet.  All stockholders receiving the notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail or an electronic copy by e-mail.  Instructions on how to access the proxy materials over the internet, including the proxy card, or on how to request a paper copy may be found in the notice.  In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Our stockholders may elect to receive future proxy materials, including the notice of internet availability, by e-mail.  Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail message with instructions containing a link to the website where those materials are available and a link to the proxy voting website.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about August 7, 2013, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online.  This proxy statement, the proxy card, and our 2013 Annual Report to Stockholders are being made available to our stockholders on the internet on or about August 7, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked (i) to elect the seven director candidates described in this proxy statement to serve for the following fiscal year and until their successors are duly elected, (ii) to approve the Fiscal 2014 Executive Bonus Program; (iii) to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 25, 2014, (iv) to vote in an advisory capacity on the compensation of our named executive officers, and (v) to transact such other business as may properly come before the Annual Meeting.  Our stockholders are not, however, entitled to nominate any additional directors for election at the Annual Meeting at this time.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of July 29, 2013.  We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed Daniel J. Moore and Darren W. Alch (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one notice of internet availability or proxy card?

If you receive more than one notice of internet availability or proxy card, then you own our common stock through multiple accounts at the transfer agent or with stockbrokers.  Please vote the shares subject to each notice of internet availability and sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving the notice of internet availability or paper copies of these proxy materials directly from us.  As the stockholder of record, you have the right to vote your shares by internet or by telephone as described in the notice of internet availability, to mail your proxy directly to us, or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name.  If your shares are held in a brokerage account, through a bank, or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares, and the notice of internet availability or paper copies of these proxy materials are being forwarded to you by that broker, bank, or other custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 27,453,511 shares of our common stock issued and outstanding.  Consequently, the presence of the holders of at least 13,726,756 shares of common stock is required to establish a quorum for the Annual Meeting.  Proxies that are voted “FOR,” “AGAINST,” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters on which stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not otherwise have discretionary authority to vote those shares.  Holders of record separately report “broker non-votes” in such situations.  The New York Stock Exchange's (the "NYSE") Rule 452 restricts the circumstances in which brokers who are record holders of shares may exercise discretionary authority to vote those shares.  With respect to the Annual Meeting, Rule 452 prohibits brokers from exercising discretionary authority in the election of our directors, in the approval of our executive bonus plan, and in the advisory vote regarding executive compensation, but brokers may exercise discretionary authority with respect to the ratification of the selection of our independent registered public accounting firm, KPMG L.L.P.  Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes, we intend to treat abstentions and broker non-votes as set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record with Computershare Trust Company, N.A., our transfer agent, can be voted in person at the Annual Meeting, or you can follow the instructions on the notice of internet availability mailed to you to submit your vote by telephone or internet, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the proxy card, if one was mailed to you, and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy by one of the other alternatives described above so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Shares held in street name are shares registered in the name of a bank or broker or other entity, but beneficially owned by another person.  If you hold your shares in street name (for example, at your brokerage account), please follow the instructions provided by your record holder to vote your shares.  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker, or other holder of record (the record holder) giving you the right to vote the shares.  If you hold your shares in street name and wish simply to attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you hold your shares in street name, your record holder will be permitted to exercise voting discretion only in certain limited circumstances, as described more fully above.  With respect to the Annual Meeting, Rule 452 prohibits brokers from exercising discretionary voting authority with respect to such shares in the election of directors, the approval of our executive bonus plan, or the advisory vote regarding executive compensation.  Thus, if you do not give your bank, broker, or other holder of record specific instructions, your shares may not be voted in these matters and will not be counted in determining the number of shares necessary for approval.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the seven nominated directors;
•	FOR the proposal to approve the Fiscal 2014 Executive Bonus Program;
•	FOR the proposal to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 25, 2014; and
•	FOR the proposal to approve the compensation of the Company’s named executive officers.

Can I change my vote?

Yes.  If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369; (2) submitting a subsequent telephone or internet vote; (3) mailing in a new proxy card bearing a later date; or (4) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker, or other holder of record in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was prepared, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, at their discretion.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the seven director nominees receiving the highest number of “FOR” votes will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will not have an effect on the outcome of the proposal.  Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as having been voted and will not have an effect on the outcome of the proposal.

Other Proposals.  For each other proposals properly presented for a vote, the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of these proposals.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not have an effect on the outcome of the proposal.  Pursuant to Rule 452, brokers will be permitted to exercise discretionary voting authority with respect to the ratification of KPMG L.L.P., and so there should not be any broker non-votes on that proposal.  Broker non-votes on any other proposal, if any, will not be counted as having been voted and will not have an effect on the outcome of these proposals.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, internet hosting, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card, and any additional information we furnish to our stockholders in connection with the Annual Meeting.  In addition to this solicitation by mail, our directors, executive officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance — Director Selection Process” (p. 8) and “Proposals for the 2014 Annual Meeting of Stockholders” (p. 60) for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household receiving paper copies and at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of internet availability or notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding.  If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report, or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 26, 2013 filed with the SEC on June 19, 2013.  Our Annual Report to Stockholders, including financial statements, is included among your proxy materials.  The Annual Report is not part of the proxy solicitation material.  You may also find information about us on our website at www.cyberonics.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance.  Our governance rules and procedures are described in our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and charters for each standing committee of our Board.  Each of these documents is available on our website at http://ir.cyberonics.com/governance.cfm.

Codes of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents, and representatives.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller, and other senior financial officers.  A copy of each code is available on our website at http://ir.cyberonics.com/governance.cfm.  Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of seven directors.  The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market L.L.C. (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to the Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management, and our independent registered public accounting firm.  Based on this evaluation, the Nominating & Governance Committee has determined that the following individuals are “independent” as that term is defined in the NASDAQ listing standards and under the U.S. securities laws:  Board members Guy Jackson, Joseph Laptewicz, Hugh Morrison, Alfred Novak, Arthur Rosenthal, and Jon Tremmel, which members constitute a majority of the members of our Board.  Daniel Moore is not independent because he currently serves as our President and Chief Executive Officer (“CEO”).

Meetings

Our Board held a total of six meetings and acted by written consent eight times during the fiscal year ended April 26, 2013.  In addition, during the same fiscal year, all directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at the beginning and at the end of each regularly scheduled quarterly meeting of our Board.  The independent directors met in executive session in four meetings during the fiscal year ended April 26, 2013.  Our Board separates the offices of Chairman of our Board and CEO by appointing an independent, non-executive Chairman.  We believe that an independent Chairman permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting stockholder value.  Our current non-executive Chairman, Hugh M. Morrison, presides over Board meetings and executive sessions of our independent directors.

Board Oversight of Risk Management

Our Board monitors the manner by which management addresses the various risks we face in many different areas, including business strategy, government regulation, financial condition, internal controls, health care compliance and other legal matters, product development, competition for talent, business vitality, operational efficiency, quality assurance, health and safety, supply chain management, reputation, customer spending patterns, natural disasters, and intellectual property, among many others.  Our Board believes that, in light of the interrelated nature of our risks, and although a Board committee with insights helpful on particular risks may assist, overall oversight of risk management ultimately is the responsibility of the full Board.

In carrying out its risk oversight responsibility, our Board receives a quarterly legal risk management report from our General Counsel describing the status of all pending and potential claims and governmental investigations and a quarterly risk management spreadsheet compiling information and actions pertaining to a wide range of risks collected from our executive officers.  In addition, at each regularly scheduled quarterly Board meeting, and occasionally in regular monthly written reports to our Board, our CEO highlights recent developments, if any, as to significant risks that management believes should be monitored by our Board.  Members of our Board also have an opportunity at each regularly scheduled quarterly Board meeting, as well as, at their discretion, anytime between such Board meetings, to question executive management about any risks related to our business.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at our annual meeting.  However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to discharge their responsibilities appropriately.  Two of our directors attended our 2012 Annual Meeting of Stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties and as otherwise may be required or limited by applicable securities laws or NASDAQ listing standards.  Our Board has adopted a policy, described in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies.  In addition, no director may serve on the audit committee of more than two other public company boards, if that director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee.  Our Board currently complies with these policies.

Term and Age Limits

Our Board does not believe it should establish term or age limits.  Term and age limits help ensure the availability of fresh ideas and viewpoints, but deprive the Board of directors who have been able to develop, over a period of time, increasing insight into our business and operations.  As an alternative to term or age limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every year.

Succession Planning

The Nominating & Governance Committee reports to our Board on CEO succession planning at least annually.  During the fiscal year ended April 26, 2013, the Nominating & Governance Committee reviewed and confirmed the continued utility of the Board’s CEO Absence Event Management Process and CEO Candidate Selection Process, both of which were adopted in fiscal 2012 to address, respectively, the process for selecting an interim CEO successor in response to an unanticipated need to do so, and the process for identifying a permanent successor to the CEO.  Also during the recently concluded fiscal year, our CEO discussed with the Nominating & Governance Committee his recommendations for internal candidate succession on an interim basis in response to an absence event, as well as the current state of development of internal candidates as his permanent successor.

Chairman and Chief Executive Officer

Our Board separates the positions of CEO and Chairman of our Board.  Hugh M. Morrison currently serves as the non-executive Chairman of our Board.  See “—Executive Sessions; Presiding Director” (p. 6)

Board and Committee Self-Evaluation

Our Board and each of our Board committees conduct an annual self-evaluation to assess the extent to which they are functioning effectively.  The Nominating & Governance Committee monitors the self-evaluation process to ensure that the Board and committees conduct and review the results of the evaluations.  The assessments focus primarily on our Board’s structure and composition, committees, culture, information and resources, meetings and processes, and key responsibilities, with particular emphasis on areas that can be improved.  The self-evaluations are completed at the end of each fiscal year.  The results are compiled and reported anonymously and reviewed by the Board and committees in connection with our June meetings.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members act on a fully-informed basis.  To that end, our Board adopted a policy requiring that each member of our Board attend at least one director education program every three fiscal years.  The Nominating & Governance Committee is responsible for ensuring compliance with this policy, which is set forth in our Corporate Governance Guidelines.  Each new director is provided the opportunity to review our business and operations with key personnel on accepting a seat on our Board.  We assemble orientation materials for new directors and host an orientation session to introduce our business and our Board procedures and processes.  Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for seeking and selecting individuals to recommend to our Board as directors candidates.  In this regard, the Nominating & Governance Committee considers the entirety of each candidate’s credentials.  We have chosen not to specify minimum qualifications that must be met by a candidate, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs.  However, while the Nominating & Governance Committee does not maintain a formal list of minimum qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors:

•	a high ethical character consistent with our Corporate Code of Business Conduct and Ethics, which is available on our website, http://ir.cyberonics.com/governance.cfm;
•
accomplishments within their respective fields, active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, governmental, educational and other non-profit institutions;

•	leaders in the fields of medicine or neurology, including those who have received awards and honors in their fields;
•
relevant business and financial expertise and experience, including expertise and experience particularized to our business, and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and
•	diversity reflecting gender, ethnic background, and professional experience.

While the Nominating & Governance Committee values diversity as one of several factors considered in evaluating otherwise well qualified director candidates, as described above, it has not adopted a formal policy with regard to the consideration of diversity in identifying director candidates.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed.  Any invitation to join our Board must be extended by our Board as a whole.

A stockholder or group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369, not later than 120 calendar days prior to the first anniversary of the annual meeting for the previous year.  The written request must include the following:

•	the name and address of the person or persons to be nominated;
•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;
•	the information regarding each such nominee required by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC;
•	a signed consent by each nominee to serve as our director, if elected;
•	the nominating stockholder’s or stockholders’ name and address;
•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder(s); and
•
in the case of a person who holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder(s).  Possible candidates suggested by stockholders are evaluated by the Nominating & Governance Committee in the same manner as other possible candidates.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any future annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2014 Annual Meeting of Stockholders” (p. 60).

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cyberonics, Inc., 100 Cyberonics Blvd., Houston, Texas  77058.

Our Secretary (or any successor with respect to these duties) will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the addressees.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officers to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.  Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Guy C. Jackson	X*		X
Joseph E. Laptewicz, Jr.		X	X*
Alfred J. Novak	X		X
Arthur L. Rosenthal, Ph.D.	X	X*
Jon T. Tremmel		X
_________________
* Chairman

Audit Committee

The Audit Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  Under its charter, the Audit Committee is responsible for

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors;
•	monitoring actions we take to comply with our internal accounting and control policies, as well as external financial, legal, and regulatory requirements, and our internal audit function;
•
reviewing the qualifications and independence of the independent registered public accounting firm (“independent auditors”) engaged for the purpose of auditing our consolidated financial statements and internal controls and issuing an audit report for inclusion in our Annual Report on Form 10-K; and

•	the appointment, compensation, and oversight of our independent auditors, including pre-approval of all services, and the evaluation of their performance.

The Audit Committee meets at least quarterly with management, the independent auditor, and our internal audit director in separate executive sessions to discuss any matter that any of these groups believe should be discussed privately.  Pursuant to its charter, the committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise it in connection with the exercise of its powers and responsibilities

The Nominating & Governance Committee has determined that each Audit Committee member is financially literate and satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  The Nominating & Governance Committee has also determined that Messrs. Jackson and Novak qualify as “audit committee financial experts” within the meaning of the SEC’s rules and regulations.  A copy of the Audit Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The Report of the Audit Committee is set forth under “Audit Matters” (p. 59) in this proxy statement.

The Audit Committee held five meetings and acted by written consent two times during the fiscal year ended April 26, 2013.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  A copy of the Compensation Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.  The committee establishes the salary and incentive compensation of our executive officers and administers our stock plans.  Under its charter, the committee:

•	reviews, evaluates, and approves all agreements, plans, policies, and programs to compensate our executive officers and to recommend the same for our directors;
•	reviews, evaluates and approves equity and equity derivative awards to our executive officers, non-executive employees, and others, as permitted by our equity award plans; and
•
reviews and discusses with our management the Compensation Discussion and Analysis for the proxy statement for our annual meeting of stockholders and determines whether to recommend to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee works with our executive management team, including our CEO, Chief Financial Officer (“CFO”), and Chief Administrative Officer (“CAO”), to oversee our executive compensation programs.

Our CEO plays a key role in the process by:

•	recommending, at the beginning of the fiscal year, the performance objectives for the executive bonus program;
•	recommending, at the beginning of the fiscal year, adjustments to annual base salaries of the executive officers;
•	recommending, at the beginning of the fiscal year, equity incentive awards for the executive officers;
•	preparing, at the end of the fiscal year, an evaluation of each executive officer and a self-evaluation; and
•	preparing, at the end of the fiscal year, an analysis of performance objective achievements and recommending annual bonus amounts for each executive officer.
During fiscal 2013, our CFO assisted the Compensation Committee by assembling and providing to our CEO, and through our CEO to the Compensation Committee, certain financial and other data for measuring achievement of performance objectives.  Our CAO assisted the Compensation Committee by providing executive compensation data requested by the Compensation Committee’s independent compensation consultant.

The Compensation Committee has the sole authority to retain and terminate a compensation consultant to assist with its responsibilities, as well as the sole authority to approve the consultant’s fees, which are then paid by the company.  Our executive officers do not discuss executive compensation matters with the Compensation Committee’s consultant, except as needed to respond to questions from the consultant.  The Compensation Committee’s consultant does not provide services for the company or our executive officers.

During the fourth quarter of fiscal 2013, the Compensation Committee engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), an experienced compensation consulting firm, to prepare a peer group review and assessments of current compensation for our executive officers and directors.  Pearl Meyer met with the committee in February 2013 and June 2013, on the latter date in executive session, to explain and discuss its reports as the committee considered its compensation decisions for fiscal 2013.

The Nominating & Governance Committee has determined that each Compensation Committee member satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.

The report of the Compensation Committee is set forth under “Compensation Committee Report” (p. 38) in this proxy statement.

The Compensation Committee held 10 meetings and acted by written consent three times during the fiscal year ended April 26, 2013.

Nominating & Governance Committee

The Nominating & Governance Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities.  Under the terms of its charter, the committee develops and recommends corporate governance principles and policies to our Board and administers the process for identifying candidates for membership on our Board.  This includes developing criteria for Board membership and recommending and recruiting director candidates.  For information regarding the committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, please see “— Director Selection Process” (p. 8).

The committee evaluates the independence and other standards applicable to service on the Board and its committees, including whether each Audit Committee member is financially literate and an “audit committee financial expert” within the meaning of the rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.  The committee also evaluates and recommends changes as appropriate to Board and committee size, composition, and chairmanship and committee structure and administers the process for annual Board and committee self-evaluations.  Finally, the committee prepares and recommends the Board’s CEO succession planning policies and reviews succession planning activities.

The Nominating & Governance Committee has determined that each of its committee members satisfies the standards of independence required by the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  A copy of the Nominating & Governance Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

The Nominating & Governance Committee held four meetings and did not act by written consent during the fiscal year ended April 26, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an executive officer of Cyberonics, Inc. or any of its subsidiaries, or has had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries.  None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Recognizing that related person transactions involving our company present a heightened risk of conflicts of interest or improper valuation (or the perception thereof), our Board adopted a formal process for reviewing, approving, and ratifying transactions with related persons.  This process is described below.

General

Under the policy, any “Related-Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive officer and Section 16 officer) or director;
•	a stockholder owning more than 5% of our company (or its controlled affiliates);
•	a person who is an immediate family member of a senior officer or director; or
•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.
For these purposes, a “Related-Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;
•	transactions available to all employees generally; and
•	transactions involving less than $50,000 when aggregated with all similar transactions.
Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related-Person Transactions.  Accordingly, in the event that management recommends a Related-Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction.  If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily, subject to ratification by the Audit Committee; provided, however, that if the Audit Committee does not so approve, management must make all reasonable efforts to cancel or annul the transaction, or if unable to do so, to amend it in a satisfactory manner.  The Audit Committee may approve or ratify a Related-Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral.  Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration.  The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

Related-Person Transactions, if required by SEC rules and regulations, must be disclosed in our applicable filings.

Transactions

Since the beginning of the fiscal year ended April 26, 2013, except as set forth below, we have not entered into any Related-Person Transactions, and there are no such currently proposed transactions.  On October 5, 2012, we entered into a consulting agreement with Gerardo Rodriguez Quirós, an experienced, licensed Costa Rican architect who is also the father-in-law of Randal L. Simpson, our Vice President, Operations, to supervise the design and construction of our manufacturing facility in the Coyol Free Trade Zone in Alajuela, Costa Rica.  Mr. Rodriguez is compensated at the rate of US$50 per hour, not to exceed US$400 per day.  As of the end of the fiscal year ended April 26, 2013, Mr. Rodriguez’s invoices for services totaled US$10,704.25.  The total amount payable to Mr. Rodriguez under his consulting agreement will depend on the extent to which we use his services and is unknown at this time.  The Audit Committee approved the agreement with Mr. Rodriguez on August 20, 2012.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1:  Election of Directors

Our Board is composed of seven directors, all of whom are nominated for reelection at the Annual Meeting.  Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the seven nominees named below.  In the event that any of the nominees become unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee.  It is not expected that any nominee will be unavailable.  The term of office of each person elected as a director will continue until the 2014 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated seven directors for election at the Annual Meeting.  The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age
Guy C. Jackson	71
Joseph E. Laptewicz, Jr.	64
Daniel J. Moore	52
Hugh M. Morrison	66
Alfred J. Novak	65
Arthur L. Rosenthal, Ph.D.	66
Jon T. Tremmel.	67

Mr. Jackson has been a member of our Board since July 2003.  In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company.  During his career, Mr. Jackson served as the audit partner for a number of public companies.  Mr. Jackson has a B.S. degree from The Pennsylvania State University and a M.B.A. from the Harvard Business School.  Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, and Life Time Fitness, Inc., an operator of health and activity centers, and is a former director and chairman of the audit committees of Urologix, Inc., a medical device company, and EpiCept Corporation, a specialty pharmaceutical company.  Mr. Jackson’s particular qualifications for service on our Board include his understanding of audit committee and board processes, his substantial experience with external and internal audits, his expertise in the finance area, and his medical technology knowledge gained as a partner at Ernst & Young LLP and on other boards.

Mr. Laptewicz has been a member of our Board since September 2008.  Mr. Laptewicz, who retired as a business executive in 2000, has extensive medical device experience.  From 1998 to 2005, he served on the board of directors of Advanced Neuromodulation Systems, Inc., a publicly-held manufacturer of implantable neuromodulation devices for the treatment of pain acquired by St. Jude Medical, Inc. in 2005.  From 1996 to 2003, he served on the board of directors of AngioDynamics, Inc., a publicly-held manufacturer of interventional radiology products.  From 1994 to 2000, Mr. Laptewicz served as President and CEO, and from 2001 to 2004 as Chairman of the board of directors, of Empi, Inc., a leading manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation.  From 1972 to 1994, Mr. Laptewicz served in various positions of increasing responsibility for subsidiaries of Pfizer, Inc., at the time a large pharmaceutical and medical technology company, including Vice President and General Manager from 1990 to 1991 and President from 1991 to 1994 of Schneider (USA), Inc., a worldwide manufacturer of catheters, stents, and related medical products.  Mr. Laptewicz’s particular qualifications for service on our Board include many years of demonstrated managerial ability from service as CEO and President and in other senior executive positions at medical technology companies and his experience serving on the board of directors of Advanced Neuromodulation Systems, Inc.

Mr. Moore was appointed to our Board in May 2007.  Contemporaneous with his appointment to our Board, Mr. Moore was appointed by our Board as President and CEO.  Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he held positions in sales, marketing, and senior management in the United States and in Europe.  His last position at Boston Scientific was President, International Distributor Management.  Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific, with more than 1,000 global employees and revenues exceeding $700 million.  Mr. Moore previously held senior management positions at several Boston Scientific U.S. and international divisions.  He currently serves as a member of the board of directors for the Epilepsy Foundation of America, the Epilepsy Foundation of Texas (immediate past-Chair), the Epilepsy Foundation of Texas-Houston (immediate past-President), as chairman of the board of directors for the Medical Device Manufacturers Association, and as a member of the boards or advisory boards for BioHouston, Inc., the Medical Device Innovation Consortium, and the Weldon School of Biomedical Engineering at Purdue University.  He also serves on the boards of two private companies, TriVascular, Inc., a privately-held medical technology company providing device solutions for endovascular aortic repair, and BrainScope, Company, Inc., a privately-held medical technology company focused on traumatic brain injury.  By virtue of his being a director of Boston Scientific Argentina S.A. while he served as an officer for Boston Scientific, Mr. Moore is named as one of several defendants in a criminal proceeding filed in May 2011 in the Federal Court for Criminal and Correctional Matters No. 4 in Buenos Aires, Argentina.  The proceeding pertains to alleged fraudulent conduct in connection with a public tender for the sale of cardiac stents in 2006.  Mr. Moore has denied any knowledge of or culpability for the alleged fraudulent conduct and has urged dismissal of the charges. Mr. Moore’s particular qualifications for service on our Board include his extensive domestic and international sales, management, and operating executive experience at a diverse, global medical device manufacturer, as well as his service as the President and CEO of our company.

Mr. Morrison was appointed to our Board in November 2006.  From July 2012 to present, Mr. Morrison has engaged in independent consulting and investments.  From September 2008 through June 2012, he was a Managing Director at Callahan Advisors, LLC, an investment management company.  From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly-held designer, developer, manufacturer, and marketer of advanced implantable neurostimulation devices acquired by St. Jude Medical, Inc. in 2005.  Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and CEO, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”).  In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division.  Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006.  Mr. Morrison is licensed as a Certified Public Accountant.  Mr. Morrison’s particular qualifications for service on our Board include his extensive board leadership experience in the healthcare sector, specific knowledge of neurostimulation device businesses, his operating executive experience, and his accounting expertise.

Mr. Novak was appointed to our Board in January 2007.  Since September 1999, Mr. Novak has served on the board of directors of OrbusNeich Medical Technology Company, Ltd., a privately-held interventional cardiology company, where he was elected Chairman and CEO in January 2010.  He previously served as the chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founder of Syntheon, LLC, a privately-held company that focused on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President, CEO and a director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company.  Mr. Novak was President, CEO, and a director of Biosense, Inc., an electrophysiology company, from July 1996 until January 1998.  He was employed by Cordis Corporation, then a publicly-held cardiology company, from April 1984 until July 1996 and served as its Vice President and CFO.  Mr. Novak’s particular qualifications for service on our Board include his broad operating executive experience as CEO and CFO at medical device companies, his board experience at medical device companies, his expertise concerning new product development in a medical device company, and his finance and accounting expertise.

Dr. Rosenthal was appointed to our Board in January 2007.  Since April 2012, he has been a co-founder and the CEO of gEyeCue Medical Systems, Ltd., a development-stage company headquartered in Galway, Ireland developing intelligent biopsy systems, and since June 2011, he has been a medical technology consultant.  From June 2009 until June 2011, he served as President and CEO of Cappella, Inc., a development-stage company focused on novel device solutions for coronary artery disease, where he continued as Executive Vice Chairman until July 2012.  Dr. Rosenthal served as chairman, from January 2002, and CEO, commencing in January 2005, of Labcoat, Ltd. until its acquisition by Boston Scientific Corporation in December 2008. From January 1994 to May 2000, he was a Senior Vice President, Corporate Officer, and Chief Development Officer of Boston Scientific, and from May 2000 until his retirement in January 2005, he was a Senior Vice President, Chief Scientific Officer, and Executive Committee Member of Boston Scientific. From 2000 until 2010, Dr. Rosenthal served as a non-executive director, and from 2006 until 2010, as chairman of the Remuneration Committee, of Renovo, Ltd., a U.K.-based pharmaceutical company that became publicly traded in 2006.  In July 2009, Dr. Rosenthal joined the board of Interface Biologics, Inc., a Toronto-based development stage company focused on drug delivery devices, as a non-executive director.  In April 2011, he was elected Chairman at Interface Biologics, Inc. and joined the board of Arch Therapeutics, Inc. (OTCQB:ARTH), a life science company based in Natick, MA developing liquid polymers to stop or control bleeding.  From June 2011 until May 2013, he served as a non-executive director on the board of Tornado Medical Systems Inc., an early-stage medical imaging and spectroscopy company based in Toronto.  Currently, he holds the position of Professor of Practice in Biomedical Engineering at the College of Engineering at Boston University and also as Enterprise Ireland’s Lifesciences Start-Up Ambassador for the United States.  Dr. Rosenthal’s particular qualifications for service on our Board include his extensive knowledge of regulatory and compliance requirements pertaining to medical devices, his experience with new product development, and his experience as an operating executive at a major medical device manufacturer.

Mr. Tremmel was elected to our Board in 2010.  He has been a business consultant since his retirement from Medtronic, Inc. in April 2007, where he had been the President of Medtronic, Inc.’s Neurological Division since March 2003 and President of Medtronics’s Physio-Control Division from May 2001 until March 2003.  Mr. Tremmel also served as the President of Medtronics’s Tachyarrhythmia Management and Interventional Vascular Divisions between 1992 and 2001.  Prior to 1992, he served in various positions of increasing responsibility at Medtronic after joining the company in 1978.  Mr. Tremmel currently serves on the board of directors and compensation committee of EnteroMedics, Inc., a publicly traded company developing a neurostimulation device for the treatment of obesity, and Flowonix Medical Incorporated, a privately-held company developing implantable pumps for chronic pain.  Mr. Tremmel’s particular qualifications for service on our Board include his extensive global experience in the medical device industry, including expertise in strategic planning, new business development, and organization development, as well as specific responsibility for a large implantable neurostimulation device business.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Proposal No. 2:  Approval of the Fiscal 2014 Executive Bonus Program

On June 3, 2013, the Compensation Committee unanimously approved the adoption of the new Cyberonics, Inc. Fiscal 2014 Executive Bonus Program (the “Bonus Plan”), and on July 23, 2013, the Compensation Committee unanimously approved a revision to the Bonus Plan.  On July 25, 2013, the Board directed us to submit the Bonus Plan to stockholders for approval at the Annual Meeting to enable the Bonus Plan to qualify under Section 162(m) of the Code.

If the Bonus Plan is not approved by stockholders, it will not become effective. In that event, however, we likely will consider other forms of incentive pay for executives as may be necessary or appropriate to attract and retain key executive talent. Such forms of incentive pay may not be deductible by us under the Code.

Summary of the Bonus Plan

Purpose. The purpose of the Bonus Plan is to motivate our executive officers to achieve key performance objectives that our Board believes will drive stockholder value and to reward them when and to the extent that they succeed.

Performance Objectives.

Table 1

Fiscal 2014 Executive Officer Performance Objectives	Percentage of Target Bonus	Scaled for Underachievement / Overachievement
Net Sales Objective	35%	Yes
Income from Operations Objective	35%	Yes
Product Development Objectives to be completed by April 25, 2014 (three at 10% each)	30%	No
Achievement of All Performance Objectives:	100%

Bonus Funding.  Table 1, above, describes key measures for the success of our business in fiscal 2014, as determined by our Board and confirmed by the Compensation Committee.  Each executive officer’s bonus amount is determined according to our achievement or not of the objectives shown in Table 1.  The amount of the bonus is equal to each executive officer’s target bonus amount, multiplied by the sum of our percentage achievement of all performance objectives.  The executive officers’ target bonus amounts, which are set forth in their employment agreements, copies of which are on file with the Securities and Exchange Commission (“Commission”), are determined as a percentage of the officers’ annual base salaries, as follows: for our CEO, 100%, for our senior vice presidents, 75%, and for our vice presidents, 50%.

Our percentage achievement of certain performance objectives (Net Sales and Income from Operations, as indicated in Table 1) is scaled for underachievement or overachievement according to the scaling factors shown in Table 2, below, with linear interpolation applied between the indicated percentages.  The other performance objectives (three Product Development Objectives) are not scaled and must be met to contribute to the executives’ bonuses.  Applying the scaling factors from Table 2 to the performance objectives eligible for scaling, and including the performance objectives not eligible for scaling, individual bonuses can range from a low of 0% to a high of 135% of an executive officer’s target bonus amount, giving each executive officer the opportunity to overachieve or underachieve the target bonus amount, consistent with the Company’s achievement or not of the key business measures for fiscal 2014 indicated in Table 1.

The Compensation Committee has the discretion to decrease, but not to increase, an individual executive officer’s bonus.

Table 2

Percent Achievement of Performance Objective	Percent of Target Bonus Awarded

<80%	0%
80%	60%
85%	70%
90%	80%
95%	90%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
> 125%	150%

Vote Required

At the Annual Meeting, you are being asked to approve the Bonus Plan. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is required for approval.

Stockholder approval of the Bonus Plan is needed for compensation paid under the Bonus Plan to qualify as performance-based compensation under Section 162(m) of the Code.

OUR BOARD RECOMMENDS VOTING “FOR” THE APPROVAL OF THE FISCAL 2014 EXECUTIVE BONUS PROGRAM.

Proposal No. 3:  Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG L.L.P. as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 25, 2014.

We engaged KPMG L.L.P. to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 25, 2002.  The engagement of KPMG L.L.P. has been approved annually by our Board or by the Audit Committee, as the Board’s delegate.  The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” (p. 59).

Although stockholder ratification of the selection of KPMG L.L.P. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote on this selection.  Even if the selection is ratified, however, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

Proposal No. 4:  Advisory Vote on the Compensation of the Company’s Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and our Board’s commitment to annual advisory votes, we are providing stockholders with the opportunity to cast a non-binding “Say-on-Pay” advisory vote on the compensation of our named executive officers as set forth in this proxy statement.  This vote is not binding on our Board, but the Compensation Committee will take the results of the vote into account when considering executive compensation. At our annual meeting last year, our Say-on-Pay proposal received the support of more than 95% of the shares voted on the matter.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such officers, directors, and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4, and 5 (including amendments to such forms) furnished to us during and with respect to our fiscal year ending April 26, 2013, except as set forth below, no director, officer, or beneficial owner of more than ten percent of our outstanding shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during fiscal 2013.  Messrs. Jackson, Laptewicz, Morrison, Novak, Rosenthal, and Tremmel filed a Form 4 three days late for restricted stock awarded on September 19, 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 29, 2013, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.  Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Shares Owned	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Class (2)
Named Executive Officers:
Daniel J. Moore (3)	172,643	68,371	241,014	*
Gregory H. Browne (4)	96,355	6,716	103,071	*
Bruce H. KenKnight (5)	35,470	—	35,470	*
Milton M. Morris (6)	43,643	51,592	95,235	*
David S. Wise (7)	93,055	65,594	158,649	*

Directors and Director Nominees: (8)
Guy C. Jackson (9)	31,834	8,000	39,834	*
Joseph E. Laptewicz, Jr. (10)	22,883	—	22,883	*
Hugh M. Morrison (11)	13,105	—	13,105	*
Alfred J. Novak (12)	19,896	—	19,896	*
Arthur L. Rosenthal, Ph.D. (13)	10,496	—	10,496	*
Jon T. Tremmel (14)	13,663	—	13,663	*

All current executive officers and directors as a group (16 persons)	765,099	367,737	1,132,836	4.13%

5% Holders Not Listed Above
The Vanguard Group, Inc. (15) P.O. Box 2600 Valley Forge, PA 19482	2,065,151	—	2,065,151	7.52%

Renaissance Technologies LLC (16) 800 Third Avenue, 33rd Floor New York, NY 10022	1,955,500	—	1,955,500	7.12%

BlackRock Fund Advisors (17) 400 Howard Street San Francisco, CA 94105	1,936,976	—	1,936,976	7.06%

Palo Alto Investors, LLC (18) 470 University Avenue Palo Alto, CA 94301	1,931,418	—	1,931,418	7.04%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities.  Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days after July 29, 2013 are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such rights, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 27,453,511 at July 29, 2013.
(3)
The Total Beneficial Ownership column includes 137,530 shares of unvested restricted stock as to which Mr. Moore does not have investment power and includes 35,630 shares owned by the Daniel J. Moore 2011 GRAT I, of which Mr. Moore is trustee, 35,630 shares owned by the Grace M. Moore GRAT I, of which Mr. Moore’s spouse is trustee, 31,683 shares owned by the Moore Family 2012 Gift Trust, and 23,586 shares owned by the DJM Family Partnership, Ltd., in which Mr. Moore’s spouse owns a limited partner interest.  One of the beneficiaries of the Daniel J. Moore 2011 GRAT I, the Grace M. Moore 2011 GRAT I, and the Moore Family 2012 Gift Trust, is an adult child residing with Mr. Moore.

(4)	The Total Beneficial Ownership column includes 39,763 shares of unvested restricted stock as to which Mr. Browne does not have investment power.
(5)	The Total Beneficial Ownership column includes 31,747 shares of unvested restricted stock as to which Dr. KenKnight does not have investment power.
(6)	The Total Beneficial Ownership column includes 39,333 shares of unvested restricted stock as to which Dr. Morris does not have investment power.
(7)	The Total Beneficial Ownership column includes 39,530 shares of unvested restricted stock as to which Mr. Wise does not have investment power.
(8)	Excludes the beneficial ownership of Mr. Moore, which is reported above.
(9)	The Total Beneficial Ownership column includes 1,429 shares of unvested restricted stock as to which Mr. Jackson does not have investment power.
(10)	The Total Beneficial Ownership column includes 3,843 shares of unvested restricted stock as to which Mr. Laptewicz does not have investment power.
(11)	The Total Beneficial Ownership column includes 1,906 shares of unvested restricted stock as to which Mr. Morrison does not have investment power.
(12)	The Total Beneficial Ownership column includes 1,429 shares of unvested restricted stock as to which Mr. Novak does not have investment power.
(13)	The Total Beneficial Ownership column includes 1,429 shares of unvested restricted stock as to which Dr. Rosenthal does not have investment power.
(14)	The Total Beneficial Ownership column includes 5,736 shares of unvested restricted stock as to which Mr. Tremmel does not have investment power.
(15)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2013.
(16)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2013.
(17)	Based on a Form 13F filed with the SEC for the quarter ended March 29, 2013. Includes 717,608 shares reported by BlackRock Institutional Trust Company, N.A.
(18)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2013.

The following table sets forth certain information regarding our equity compensation plans as of April 26, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders (1)	1,114,477	28.14	1,778,903
Equity compensation plans not approved by security holders (2)	46,950	16.63	304,649
Total	1,161,427	27.67	2,083,552
_________________________

(1)
The Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan (“1996 Stock Plan”), the Cyberonics, Inc. Amended and Restated 1997 Stock Plan (“1997 Stock Plan”), the Cyberonics, Inc. 2005 Stock Plan (“2005 Stock Plan”), and the Cyberonics, Inc. 2009 Stock Plan (“2009 Stock Plan”) were approved by our Board and became effective in November 1996, November 2000, October 1998, March 2005, and August 2009, respectively.  Options granted under the 1996 Stock Plan (now expired), the 1997 Stock Plan (no longer available), and the 2005 Stock Plan (no longer available) generally vest ratably over four or five years following their date of grant. No awards granted under the 1998 Stock Plan (now expired) currently remain outstanding. Option awards have a maximum term of 10 years.  The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the stock plans as of April 26, 2013:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
1996 Stock Plan	192,934	0
1997 Stock Plan	255,943	0
2005 Stock Plan	25,500	0
2009 Stock Plan	640,100	1,778,903

(2)
New Employee Equity Inducement Plan.  The Cyberonics, Inc. New Employee Equity Inducement Plan (the “New Employee Plan”) is a non-stockholder approved plan, which was adopted by our Board on June 1, 2003. It was subsequently amended and restated by our Board on April 24, 2007.  The New Employee Plan provides for the award of unrestricted shares, restricted stock, and stock options to newly hired employees. We have reserved 1,150,000 shares of common stock for issuance under the New Employee Plan.   All option awards will have an exercise price per share of no less than 100% of the fair market value per share of our common stock on the grant date.  Any vesting period and the term of the option, up to ten years, as well as the form of consideration to be paid on exercise, are determined by the Compensation Committee at the time the award is granted.  The terms of any restricted stock award, including forfeiture terms, are also determined by the Compensation Committee at the time the award is granted.

LEGAL PROCEEDINGS

As previously reported, Cyberonics, Inc. (the “Company”) filed a complaint in the United States District Court for the Southern District of Texas (12-cv-1118) in April 2012 against Dr. Jacob Zabara after receiving a letter from Dr. Zabara alleging that he is entitled to royalties on products that incorporate his patents licensed to the Company under a 1988 license agreement, even if the patents have expired.  Dr. Zabara answered the complaint and filed counterclaims alleging, among other claims, that the Company breached the license agreement by failing to use its “best efforts to develop and market a Product or Products” as required by the license agreement.

Also as previously reported, the district court ruled in May 2013 that the 1988 license agreement requires the Company to use its “best efforts to develop and market a Product or Products” regarding each of the patents licensed during the term of the agreement, and Dr. Zabara thereafter claimed to be entitled to damages in excess of $200 million.

On July 30, 2013, Dr. Zabara and the Company executed a letter agreement by which the parties agreed to settle all claims in the pending lawsuit.  The principal terms of settlement include (i) a payment by the Company of $6.25 million to Dr. Zabara; (ii) the provision of 200 VNS Therapy Systems to Dr. Zabara for research purposes; (iii) termination of the 1988 license agreement and all prior consulting agreements, subject to continuation of an existing sublicense and a non-exclusive, royalty-bearing license to the Company for future-developed products, if any, covered by Dr. Zabara’s patents; and (iv) mutual releases.  Pursuant to the letter agreement, the parties will execute final settlement papers.  On July 31, 2013, the district court dismissed the case without prejudice, subject to its reinstatement within 30 days if the settlement is not completely documented, and ordered that the case will be dismissed with prejudice in 30 days, unless a party sooner moves for reinstatement or extension of the conditional dismissal period.

Our other pending legal proceedings are limited to ordinary routine litigation incidental to our medical device business.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position
Daniel J. Moore	52	President & CEO
Darren W. Alch	47	Vice President, General Counsel, Assistant Secretary
Gregory H. Browne	60	Senior Vice President, Finance & CFO
Bruce H. KenKnight	52	Vice President, Emerging Therapy
Milton M. Morris	43	Senior Vice President, Research & Development
Bryan D. Olin	46	Vice President, Clinical , Quality & Regulatory
Sherrie L. Perkins	59	Vice President, Marketing & New Business Development
Randal L. Simpson	53	Vice President, Operations
Mark S. Verratti	45	Vice President, Global Sales
David S. Wise	58	Senior Vice President & Chief Administrative Officer, Secretary

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders — Proposal No. 1: Election of Directors — Our Director Nominees” (p. 14).

Mr. Alch joined us in August 2005 as Compliance Officer and Assistant General Counsel. He also assumed the role of Privacy Officer at that time. He was appointed Assistant Corporate Secretary in December 2010. In April 2011, he was appointed to the position of Vice President, Corporate Counsel & Compliance Officer and Assistant Secretary, and in April 2013, he was appointed to his current position as Vice President, General Counsel and Assistant Secretary.  Before joining Cyberonics, he was a shareholder in the health law group of the national law firm of Jenkens & Gilchrist, P.C., which he joined in 1996.  Prior to Jenkens & Gilchrist, he worked for pharmaceutical manufacturer Pfizer, Inc. in a sales and marketing capacity.  Mr. Alch is a graduate of the U.S. Military Academy at West Point, and served on active duty in the U.S. Army as a field artillery officer.

Mr. Browne joined us in July 2007 as Vice President, Finance & CFO.  In April 2011, he was promoted to Senior Vice President, Finance & CFO.  Mr. Browne has served as both CEO and CFO for several publicly traded healthcare companies.  From May 2002 to June 2006, he was CFO at Amedisys, Inc., a home nursing company with revenues in excess of $600 million, during a period of substantial growth in revenue, profitability and market capitalization.  From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company.  Since 2010, Mr. Browne has served as a director and member of the Compensation Committee of WCS Corporation, LLC, a privately-held company focused on wound care solutions.  He was the founder in 1996 and served as President until March 2001 and a director until October 2001 of PeopleWorks, Inc., a human resource outsourcing company.  PeopleWorks filed a petition for reorganization under chapter 11 of the Bankruptcy Code in November 2001.  PeopleWorks’s petition was converted to chapter 7, and the company was liquidated in 2002.  From January 1992 to July 1995, he served as CEO for Ramsay Healthcare Inc., a provider of psychiatric services, and from 1989 to 1991 as CEO for Ramsay-HMO, Inc., a health maintenance organization.

Dr. KenKnight joined us in January 2013 as Vice President, Emerging Therapy, from Valtech Cardio, Inc., a privately-held company developing minimally-invasive mitral valve repair and replacement products, where he had been President and CEO since January 2010.  Prior to Valtech, he spent 20 years at Boston Scientific and its predecessor, Guidant Corporation, where he served as Vice President, Research and Business Development from September 2006 to January 2010, Director of Business Development from 2003 to 2006, Director of Research from 1999 to 2003, Manager of Research from 1996 to 1999 and Research Scientist from 1990 to 1996.  Dr. KenKnight received his bachelors of science in Mechanical Engineering, masters of science degree and Ph.D. in Biomedical Engineering from the University of Minnesota.  He currently serves as Chair of the industrial advisory board for the Department of Biomedical Engineering at the University of Minnesota.

Dr. Morris joined us in January 2009 as Vice President, Research & Development and was promoted to Senior Vice President, Research & Development in June 2012.   Before he joined us, Dr. Morris had been the Director, Program Management & Operations since July 2007 for Innerpulse Corporation, a private company developing an implantable defibrillator.  Prior to Innerpulse, he spent 11 years at Boston Scientific and its predecessor, Guidant Corporation, where he served as Director, Marketing from May 2006 to July 2007, Field Clinical Representative from October 2004 to May 2006, Director, Research & Development from November 2002 to October 2004, and Manager, Research & Development from October 1999 to October 2002.  Dr. Morris received his Ph.D. in Electrical Engineering from The University of Michigan and his Masters of Business Administration from the Kellogg School of Management at Northwestern University.  He currently serves as a member of the advisory boards for the Purdue University School of Biomedical Engineering and the University of Houston Biomedical Engineering departments.

Dr. Olin joined us in May 2009 as Vice President, Quality.  In August 2009, he assumed additional responsibility for Clinical Affairs, and in April 2011, his responsibilities were expanded again to include Regulatory Affairs.  Prior to May 2009, Dr. Olin was employed at Zeltiq Aesthetics, Inc., a privately held medical technology company in the San Francisco area, where he had served as Sr. Director, Quality Assurance since October 2007. Prior to Zeltiq Aesthetics, Dr. Olin was employed at the LifeScan and Cordis companies of Johnson & Johnson from 1999 to 2007, holding several positions of increasing responsibility in quality assurance, statistics, and clinical data management. Dr. Olin began his career with Procter & Gamble in 1993 after obtaining his Ph.D. in Statistics from Iowa State University.  In August 2009, in addition to his Quality responsibilities, Dr. Olin was named Interim Vice President, Clinical Affairs, and in November 2009, he was appointed as our Vice President, Clinical Affairs and Quality.  He currently serves as our representative on the board of directors of Cerbomed GmbH, a private medical device company that manufactures a transcutaneous vagus nerve stimulation device, in whom we have made an investment.

Ms. Perkins joined us in August 2000 as Marketing Director to develop and lead the pre-launch and launch strategy for the depression indication, as well as the medical marketing strategy for the epilepsy indication. In 2008, she transitioned to a newly-created role in New Business Development and was named Vice President, Marketing & New Business Development in 2011. Prior to joining Cyberonics, Ms. Perkins held various leadership positions in sales, marketing and business development at Collagen Corp., a medical device company focused in the aesthetic dermatology and plastic surgery markets, and at Syva Company, a medical equipment and diagnostics company focused in the therapeutic drug monitoring market.  Ms. Perkins currently serves as our representative on the board of directors of ImThera Medical, Inc., a private medical device company developing an implantable neurostimulation solution for obstructive sleep apnea, in whom we have made an investment.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials, and Sr. Director of Operations, until October 2003, when he became Vice President, Operations.  From March 2006 until May 2008, Mr. Simpson was also responsible for the Quality Department, and from August 2007 until January 2009, he also assumed responsibility for the Research & Development Department.  From February to May 2009, he again assumed responsibility for Quality.  Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing.  Mr. Simpson has nearly 30 years of manufacturing experience with 22 years of that time in the medical device industry.

Mr. Verratti joined us in March 2005 to help lead the sales force primarily in the United States and since that time has served in various sales management positions.  In April 2011, he was promoted to Vice President, Sales – The Americas, Asia & EMMEA.  In November 2011, he was promoted again to his current position, Vice President, Global Sales.  Prior to March 2005, he held the position of Northeast Area Director for Forest Pharmaceuticals, managing more than 450 employees and revenues exceeding $500 million. Mr. Verratti has more than 18 years of sales and marketing experience in the pharmaceutical and medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel.  He was appointed our Secretary in November 2003. In June 2009, he assumed responsibility for Human Resources and in April 2011, he was promoted to Senior Vice President & Chief Administrative Officer, as well as Secretary, with responsibility for Human Resources, Information Technology, Legal and Government Affairs.  From 1994 to 2003, he was employed in positions of increasing responsibility at Centerpulse USA, Inc. (formerly Sulzer Medica), at the time a diverse global medical devices company, where he eventually served as Group Vice President and General Counsel.  Prior to Centerpulse, he spent 12 years in private practice, focused on intellectual property and commercial litigation.  Mr. Wise currently serves as a member of the board of directors of the Epilepsy Foundation of Texas and of the Epilepsy Foundation of Texas-Houston, where he also serves as Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview

Executive compensation for fiscal 2013 aligned well with the objectives of our compensation philosophy and with our performance, highlighted by the following factors:

•
As a total mix, our performance in fiscal 2013 met or exceeded our sales and financial targets, but missed a portion of our product development targets, leading to annual executive bonus payouts slightly below target amounts.

•
Record net sales of $254 million (a 16% increase from fiscal 2012), including an increase of 27% in our international operations on a constant currency basis (24% without), coupled with record income from operations of $78 million, resulted in a modest overachievement of our net sales and income from operations objectives.

•	Cash flow from operating activities was $79.1 million, slightly exceeding our performance objective.
•	Estimated U.S. new patient unit sales continued its growth trend in fiscal 2013, but at a slightly reduced pace, resulting in a small underachievement of this performance objective.
•
Our focus on strengthening our international sales continued its strong growth trend in fiscal 2013, as our international epilepsy unit sales increased by an estimated 22%, robustly exceeding our corresponding performance objective.

•
Our product development efforts continued to progress satisfactorily with an initial evaluation of a ProGuardian™ system product in a human subject and an IDE submission for the E-37 clinical study for our AspireSR™ generator in the U.S., but failed to meet our objectives to complete enrollment of our E-36 clinical study for our AspireSR generator and to initiate enrollment of our E-37 clinical study for our AspireSR generator in the U.S.

•
Our balanced compensation program fosters employee achievement, retention, and engagement.  We delivered a total compensation package comprised of salary, performance-based annual cash awards, and time-based and performance-based equity awards, supplemented by a competitive employee benefits program.  Together, these elements reinforced pay for performance, provided a balanced focus on both long- and short-term performance, and encouraged employee retention and engagement.

Throughout this proxy statement, the individuals who served as our principal executive officer and principal financial officer during fiscal 2013, as well as our other three executive officers who had the highest compensation for fiscal 2013, are referred to as our “Named Executive Officers.”  Our “executive officers,” each of whom is identified under “Information About our Executive Officers” above (p. 24), include our Named Executive Officers, as well as other persons serving as our vice presidents.  The terms of office and positions held by each of our Named Executive Officers are shown in the table below.

Name	Position	Term of Office
Current Named Executive Officers:
Daniel J. Moore	President & CEO	May 2007 – Current

Gregory H. Browne	Vice President, Finance & CFO Senior Vice President, Finance & CFO	July 2007 – March 2011 April 2011 – Current

Bruce H. KenKnight	Vice President, Emerging Therapy	January 2013 – Current

Milton M. Morris	Vice President, Research & Development Senior Vice President, Research & Development	January 2009 – April 2012 May 2012 – Current

David S. Wise	Vice President and General Counsel Secretary Vice President, Human Resources Senior Vice President & Chief Administrative Officer	Sept. 2003 – March 2011 Nov. 2003 – Current June 2009 – March 2011 April 2011 – Current

The Compensation Framework

On behalf of our Board, the Compensation Committee (referred to as the “Committee” for purposes of this Compensation Discussion and Analysis) reviews, evaluates, and approves all compensation for our executive officers, including our compensation philosophy, policies, and plans.  Some of our executive officers also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the Committee.  The Committee obtains compensation data, as it deems appropriate, from an independent compensation consultant engaged directly by the Committee.  During the fourth quarters of fiscal 2012 and fiscal 2013, the Committee engaged the services of Pearl Meyer, an executive compensation consulting firm, to serve as independent advisor to the Committee in determining the form and amount of executive compensation.  For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the role of the Committee’s consultant and management in the process, see “Corporate Governance — Committees of Our Board — Compensation Committee” (p. 11).

Objectives of Our Executive Compensation Program.  We have developed an executive compensation program designed to recruit and retain key executive officers responsible for our success and to help motivate these officers to enhance long-term stockholder value.  To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•
Providing a competitive compensation package that attracts, motivates, and retains executive officers with the skills and experience to ensure our long-term success.  We have designed multiple pay and reward vehicles that work together to achieve our overall compensation objectives.  These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent, while maintaining alignment with stockholder interests.

•
Rewarding individual performance while ensuring a meaningful link between our operational performance, stockholder interests, and the total compensation received by our executive officers.  A substantial portion of each executive officer’s compensation is based on the collective performance of our management team, as measured by the achievement of broad company objectives.  The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests

•
Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.  Our success depends on our executive officers being focused on the critical strategic and tactical objectives, both short-term and long-term, that lead to our success as a company.  The components of our compensation package, coupled with the performance objectives, align our executive compensation with our business objectives.  This philosophy is applied throughout our compensation programs for all employees.  The design of the program, the selected performance objectives, and the timing of awards and payouts are all intended to drive business performance and increase stockholder returns.

The Compensation Setting Process.  For a discussion of the roles of our executive officers and the Committee in the consideration and determination of executive officer compensation, see “Corporate Governance — Committees of Our Board — Compensation Committee” (p.11).  The Committee uses several tools to set compensation elements and compensation targets consistent with our executive compensation program objectives.  These include:

•	Assessment of Individual Performance. Individual performance has a strong impact on compensation.
–
CEO.  The Committee meets with our CEO at the beginning of the fiscal year to agree on the CEO’s performance objectives for the year.  At the end of the fiscal year, the Committee and the Chairman of our Board meet in executive session to assess the CEO’s performance against his performance objectives, his contribution to our company’s performance, his ethics and integrity, and other leadership accomplishments.

–
Other Executive Officers.  For all other executive officers, the Committee receives performance assessments and compensation recommendations from the CEO and also exercises its judgment based on the Board’s interactions with the executive officers.  As with the CEO, an executive officer’s performance assessment is based on individual achievements and contributions, contribution to our company’s performance, ethics and integrity, and other leadership accomplishments.

•
Assessment of Company Performance.  The Committee establishes specific company performance objectives that the Board and the Committee believe will help drive stockholder value.  Achievement or not of the performance objectives determines the payouts under the annual executive bonus program and the lapsing or not of forfeiture restrictions on performance-based equity incentive awards.

•	Benchmarking Analysis. The Committee reviews peer-group data as a market check for compensation decisions, but does not base compensation targets on peer-group data alone.
–
Individual Competitiveness.  The Committee compares the overall pay of individual executives to the most relevant benchmarking data available from its independent consultant, Pearl Meyer.  The individual’s pay is driven primarily by individual and company performance and internal pay equity; the peer group data is used as a market check to compare individual pay to the broad middle range (25th to 75th percentile) of peer group pay.  The Committee typically seeks to maintain base salary in the broad middle range of peer group pay, but will permit annual bonus and long-term equity incentive awards to approach the upper end of the middle range when justified by individual and company performance.

–
Overall Competitiveness.  The Committee uses aggregated market data as a reference point to ensure that executive compensation is competitive, meaning within at least the broad middle range of comparative pay at peer companies when the company achieves its targeted performance levels.

	–	Peer Group. The Committee used the 2012 Peer Group to benchmark compensation decisions for fiscal 2013.
•
The 2012 Peer Group.  At the request of the Committee, Pearl Meyer re-evaluated our peer group in fiscal 2012.  From a potential pool of 45 companies identified by (i) management, (ii) Institutional Shareholder Services (“ISS”) methodology, (iii) the Global Industry Classification Standard, and (iv) companies who identify us as a peer in their proxy statement, Pearl Meyer selected 15 peer companies based on public company status and comparative size (revenue and market capitalization), growth prospects, and business profile.  These included:  Abiomed, Inc., AngioDynamics, Inc., ArthroCare Corporation., Conceptus Incorporated, Endologix Inc., Exactech, Inc., HeartWare International, Inc., Insulet Corporation, MAKO Surgical Corporation, Masimo Corporation, Nuvasive, Inc., NxStage Medical, Inc., The Spectranetics Corporation, Thoratec Corporation, and Wright Medical Group, Inc. (“2012 Peer Group”).  Pearl Meyer concluded that the 2012 Peer Group eliminates peer companies that have been acquired, positions us close to the median on most factors, provides sufficient overlap with prior year and current projected ISS peers, and generally matches our current business profile.  Pearl Meyer used the 2012 Peer Group to create a customized set of benchmarking data (“2012 Custom Survey”) comprising 100% positional data for position titles closely matched to the titles of common positions in the 2012 survey (i.e., CEO and CFO) and a blend of positional data and ordinal data for positions with limited positional matches in the 2012 survey data (i.e., CAO, V.P., Research & Development, and V.P., Global Sales).  Ordinal data matches benchmarking data based solely on the rank of a position among the top five highest compensated executive officers.

•
The 2013 Peer Group.  The Committee engaged Pearl Meyer in the final quarter of fiscal 2013 to re-evaluate our peer group.  Pearl Meyer recommended, and the Committee agreed, that the group of peer companies used to benchmark executive compensation (the “2013 Peer Group” should be the same as the 2012 Peer Group.  As in the prior year, Pearl Meyer used the 2013 Peer Group to create a customized set of benchmarking data (“2013 Custom Survey”) comprising 100% positional data for position titles closely matched to the titles of common positions in the 2013 survey (i.e., CEO and CFO), a blend of positional data and ordinal data for certain positions with limited positional matches in the 2013 survey data (i.e., CAO and S.V.P., Research & Development, and V.P., Global Sales), and 100% ordinal data for still other positions (i.e., V.P., Emerging Therapy).

Reducing the Possibility of Excessive Risk-Taking.  Our executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long term and for taking appropriate risks toward achieving our long-term financial and strategic growth objectives.  The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•
Balanced Mix of Pay Components.  The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of base salary, annual short-term incentive compensation in the form of a cash bonus, and long-term equity-based compensation vesting over three or four years or based on long-term performance objectives.  In addition, a substantial portion of the annual bonus program is predicated on achievement of product development milestones that represent key aspects of long-term strategic value, rather than short-term financial objectives.

•	Bracketed Incentive Awards. Annual cash bonuses can be as little as 0%, but no more than 132.5%, of target.
•
Stock Ownership Guidelines.  Our executive officers and directors are encouraged to comply with guidelines suggesting the ownership of substantial equity positions in our stock.  See “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions” (p. 36).

•	Performance Assessments. Compliance and ethical behaviors are integral factors considered in all performance assessments.

Executive Compensation for Fiscal 2013

Overview.  In setting compensation and compensation targets for fiscal 2013, the Committee reviewed fiscal 2012 individual and company performance and peer group data and also considered expected trends in executive pay.  The Committee’s review showed the following:

•
Company Performance.  In fiscal 2012, we reported record financial results, as noted below in reference to individual performance.  We advanced our product development objectives.  Overall, we were pleased with our progress in fiscal 2012 and the improvement in stockholder value as a result.

•
Individual Performance.  In assessing the fiscal 2012 performance of executive officers, the Committee members considered the company’s and the executive officer’s accomplishment of objectives established at the beginning of the fiscal year and their own subjective assessment of the executive officer’s performance.

	–	Mr. Moore. In assessing Mr. Moore’s performance, the Committee noted that under Mr. Moore’s leadership in fiscal 2012, we:
		•	delivered record net sales of $218.5 million, representing a 14.7% increase over the prior year, the fourth consecutive year of net sales improvement since he became our CEO;
•
held the growth of operating expenses to 14.2%, while increasing income from operations by 23.8% over the prior year to $60.9 million, a turnaround of more than $110 million from the $49.5 million operating loss recorded in fiscal 2007, immediately prior to Mr. Moore’s assuming responsibilities as our CEO;

		•	sustained a compound annual growth rate of approximately 10% in U.S. unit sales over the past five years; and
		•	reversed a decline in sales in key international markets and re-established growth.
–
Mr. Browne.  Under Mr. Browne’s leadership as CFO, careful expense management efforts contributed to the strong income from operations performance.  In addition, we strengthened our balance sheet through strong net cash from operating activities of $75 million (an improvement of 50% over prior year) and careful management of capital expenses, and we completed retirement of $132 million in debt, leaving us with $97 million in cash at the end of the fiscal year.  Mr. Browne also maintained proper internal controls and financial compliance.

–
Dr. KenKnight.  Dr. KenKnight was a consultant throughout fiscal 2012, working on our development program for Autonomic Regulation Therapy for chronic heart failure.  Dr. KenKnight joined us as our Vice President, Emerging Therapy on January 1, 2013.  Accordingly, Dr. KenKnight was not evaluated by the Committee at the outset of fiscal 2012.

–
Dr. Morris.  Under Dr. Morris’s leadership, we re-designed our AspireHC™ and AspireSR™ generators, with appropriate attention to quality and extensive efforts, and successfully re-launched our AspireHC generator.  We also successfully met our product development objective for the ProGuardian™ monitor and detection system.

–
Mr. Wise.  Under Mr. Wise’s leadership, during fiscal 2012, we were recognized as a Top Workplace by the Houston Chronicle and as a Healthiest Employer by the Houston Business Journal during fiscal 2012, our Information Technology team maintained Tier 1 network reliability while timely delivering its project objectives, and our Legal team sustained an excellent record managing legal risks and significantly enhanced our patent portfolio.

Program Elements.  Our fiscal 2013 program consisted of a base salary, an annual cash bonus under the Executive Bonus Plan, a long-term equity incentive award split between restricted stock that cliff-vests (vests in full) after three years and stock options that vest annually over a four-year period, equity awards from a prior fiscal year that vested in fiscal 2013 based on achievement of performance targets, and severance benefits.  Our executive officers also participated in our employee benefits package, which is available to all full-time employees.

Base Salaries.  Base salaries help balance the incentive portions of the compensation program and thereby provide stability and reduce the incentive for excessive risk-taking.  The Committee reviews base salaries at the beginning of the fiscal year.  In establishing base salaries, the Committee considers the following factors:

•	individual performance and potential future contribution;
•	responsibilities, including any recent changes in those responsibilities;
•	level of expertise and experience required for a position;
•	strategic importance of a position;
•	internal pay equity among positions; and
•
competitive benchmarking data showing the broad middle range of base salaries, with the understanding that base salaries for officers whose performance consistently exceeds expectations may be in the upper quadrant of the middle range.

The Committee made the following adjustments to the base salaries of our Named Executive Officers during the first quarter of fiscal 2013:

Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)	Percentage Increase (%)	2012 Custom Survey (percentile)
Daniel J. Moore	550,000	566,000	2.9	70th
Gregory H. Browne	316,000	326,000	3.2	63rd
Bruce H. KenKnight (1)	—	248,000	—	—
Milton M. Morris	287,000	300,000	4.5	62nd
David S. Wise	297,000	310,000	4.4	56th
_________________

(1)	Dr. KenKnight joined us in January 2013.

Executive Bonus Program.  The purpose of our executive bonus program is to motivate our executive officers to achieve, and to reward the accomplishment of, our annual performance objectives.

Overview.  Our CEO’s employment agreement, a copy of which has been filed with the Commission, specifies a target annual bonus amount equal to 100% of his annual base salary.  The employment agreements of our other Named Executive Officers, also filed with the Commission, specify a target annual bonus amount equal to 75% and 50% of their annual base salaries for senior vice presidents (Messrs. Browne, Morris, and Wise) and vice presidents (Dr. KenKnight), respectively.  Coupled with appropriate performance objectives, as described below, the Committee believes that these target annual bonus amounts provide a strong incentive for our executive officers to achieve the performance objectives, which are intended to drive an increase in stockholder value.

Performance Objectives.  The Committee’s process for determining annual bonuses for fiscal 2013 started with the selection of the company performance objectives in the first quarter of fiscal 2013.  The Fiscal 2013 Executive Bonus Program, which was approved by our stockholders at the 2012 Annual Meeting of Stockholders, was based entirely on objectively measurable company performance objectives:

Fiscal 2013 Executive Bonus Program Performance Objectives	Percentage of Target Bonus	Scaled for Underachievement / Overachievement

Net Sales: $244.557 million	25%	Yes
Income from Operations: $70.783 million	25%	Yes
Other Sales / Financial Results Objectives:
• Cash Flow: $77.0 million	5%	Yes
• U.S. New Patient Unit Sales Growth: 6%	5%	Yes
• Int’l Unit Sales Growth: 12%	5%	Yes
Product Development Objectives
• ProGuardian System – Complete Initial Evaluation in Human Subject	5%	No
• E-36 Clinical Study – Enrollment Completed by April 26, 2013	5%	No
• E-37 Clinical Study – FDA IDE Submission by April 26, 2013	5%	No
• E-37 Clinical Study – Enroll First Patient by April 26, 2013	5%	No
Depression CMS Resolution
• D-21 Dosing Study Paper Published by April 26, 2013	3%	No
• Moran Medicare Analysis Paper Published by April 26, 2013	3%	No
• Efficacy Meta-Analysis Paper Published by April 26, 2013	3%	No
• CMS NCD Reconsideration Submission by April 26, 2013	3%	No
• CMS Approval (Reverse NCD or Other) by April 26, 2013	3%	No
Achievement of All Performance Objectives	100%

The Committee selected net sales, income from operations, cash flow from operating activities, and unit sales growth targets as appropriate company objectives because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our corporate performance.  In addition, each executive officer can contribute directly and indirectly to these objectives, and bonuses are paid only to the extent that we meet these objectives, particularly net sales and income from operations, which ultimately provide the funding for bonuses.  In addition, the Committee also selected four key product development objectives and five key depression indication objective because the Committee believes that the introduction of new products or new indications for existing products is important to our being able to increase stockholder value.  These targets challenged our executive officers to make or sustain significant improvements in financial, operational, and strategic performance.

Bonus Funding.  Each executive officer’s bonus amount was determined according to our achievement or not of the objectives shown in Table 1, which resulted in a cumulative achievement of 97.06% of each executive officer’s target bonus amount.  For a discussion of the extent of achievement of each objective and the calculation of cumulative achievement factor, see the discussion below at “Executive Compensation — Summary Compensation — Non-Equity Incentive Plan Compensation (Column G)” (p. 43).

Bonus Determinations.  Based on the cumulative achievement factor of 97.06%, the Committee awarded the following annual bonus amounts for fiscal 2013:

Named Executive Officer	Target Amount of 2013 Annual Bonus (1) ($)	Final 2013 Annual Bonus Amounts ($)
Daniel J. Moore	566,000	549,360
Gregory H. Browne	244,500	237,312
Bruce H. KenKnight	41,342	40,126
Milton M. Morris	225,000	218,385
David S. Wise	232,500	225,665
_________________
(1)
For Mr. Moore, the target bonus amount is 100% of base salary.  For Messrs. Browne. Morris, and Wise, the target bonus amount is 75% of base salary.  For Dr. KenKnight, the target bonus amount is 50% of his base salary, prorated for the four-month period of fiscal 2013 during which he was an executive officer.

Equity Awards.  Our equity awards program is designed to give our executive officers a longer-term stake in our company, act as a long-term retention tool, and align employee and stockholder interests by increasing compensation as stockholder value increases.  The Committee believes that annual equity awards should be divided approximately equally between restricted stock that cliff-vests after three years and stock options that vest annually over a four-year period, giving our executive officers the benefits and risks associated with both forms of incentive compensation.  In determining the appropriate value for annual equity awards, the Committee considers company performance, market conditions, benchmarking data, and considerations pertaining to our stock ownership guidelines, as described on page 36 under “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions.”

In the first quarter of fiscal 2013, the Committee approved annual equity awards having the approximate aggregate grant date values specified in the table below based on considerations expressed above.  The shares of restricted stock all vest on the third anniversary of the grant date, and the stock options vest 25% per year on the first four anniversaries of the grant date.

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock Granted in Fiscal 2013 (#)	Optioned Shares Granted in Fiscal 2013 (#)	2012 Custom Survey (percentile)
Daniel J. Moore	1,172,000	13,781	30,318	50th
Gregory H. Browne	410,000	4,821	10,606	50th
Bruce H. KenKnight (1)	—	—	—	—
Milton M. Morris	400,000	4,703	10,346	62nd
David S. Wise	420,000	4,938	10,863	50th

(1)
Dr. KenKnight, who joined us in January 2013, was not an employee at the time the Committee approved equity awards for fiscal 2013.  In December 2012, pursuant to the terms of his consulting agreement, the Compensation Committee approved an equity award to Dr. KenKnight having the approximate grant date value of $336,163, including 3,330 restricted shares and 7,326 optioned shares, one-fourth of the shares subject to each such award vesting annually on the first four anniversaries of the grant date.

Severance Benefits.  Our employment agreements with our executive officers and the terms of our equity awards provide certain severance benefits to our executive officers, as described below.

Change-in-Control Benefits.  An acquisition in our industry can take six months or more to complete, and during that time, it is critical that we have stability in our leadership.  If we are in the process of being acquired, our executive officers may have concerns about their employment with the acquiring company.  Accordingly, we have provided each of our executive officers with double trigger-activated change-in-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment.  The change-in-control benefits are set forth in the executive officers’ employment agreements and discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 52) and “— Change in Control Arrangements with Our Other Named Executive Officers” (p. 54).

Other Termination Payments. Our offices in southeast Texas are located relatively distant from locales with large clusters of medical device companies from which we recruit talented executive officers.  As a consequence, we find it helpful to offer a contractual severance benefit, payable in the event of the executive officer’s termination other than for cause, as an inducement to accept employment and relocate to Houston.  The termination benefits for our executive officers are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Mr. Moore” (p. 55) and “— Severance Arrangements with Our Other Named Executive Officers” (p. 55).

Equity Awards.  The terms of our equity awards, depending on the particular award agreement and the particular equity plan from which an award is granted, may provide for accelerated vesting of any unvested equity awards upon some or all of an executive officer’s death, disability, or retirement or upon a change in control of our company (all as defined in the plans).  These accelerated benefits are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control (Column C)” (p. 52) and “— Termination Due to Death (Column E)” (p. 54) and “— Termination Due to Disability (Column E)” (p. 54).

Other Benefits.  In addition to base salaries, annual bonuses, equity awards, and severance benefits, we provide other forms of compensation.  Except as otherwise indicated, these benefits are available to all employees and are offered for the purpose of providing competitive benefits to attract new employees and to secure the continued employment of current employees.

•
401(k) Savings Plan.  We have a defined contribution profit-sharing (401(k)) plan, the Cyberonics, Inc. Employee Retirement Savings Plan.  We match the plan contributions of our employees, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary.  Our matching contribution vests 20% per year for the first five years of a participant’s employment.  An employee who participates after the fifth year of employment will be fully vested immediately in our matching contributions.

•
Health and Welfare Benefits.  Our employees, including our executive officers, are eligible to participate in medical, dental, vision, disability insurance, life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our employees is competitive and for that reason, we provide only limited other personal benefits, such as reimbursement of relocation expenses, including travel expenses related to a search for housing, moving expenses, and closing costs related to selling a residence.  See “Executive Compensation — Summary Compensation — All Other Compensation (Column H)” (p. 45) for the amounts paid as perquisite and other personal benefits received by our executive officers during fiscal 2013.

Our Fiscal 2014 Executive Compensation Program

In June 2013, the Committee adjusted the salaries of our executive officers and approved the Fiscal 2014 Executive Bonus Program and equity awards.

Base Salaries.  The Committee made the following adjustments to the base salaries of our Named Executive Officers for fiscal 2013:

Executive Officer	Fiscal 2013 Base Salary ($)	Fiscal 2014 Base Salary ($)	Percentage Increase (%)	2013 Custom Survey (percentile)

Daniel J. Moore	566,000	625,000	10.4	>75th
Gregory H. Browne	326,000	336,000	3.1	65th
Bruce H. KenKnight	248,000	255,500	3.0	<25th
Milton M. Morris	300,000	309,000	3.0	50th
David S. Wise	310,000	320,000	3.2	48th

Fiscal 2014 Executive Bonus Program.  See the description of the Fiscal 2014 Executive Bonus Program at “Items To Be Voted On By Stockholders — Proposal No. 2: Approval of the Fiscal 2014 Executive Bonus Program — Summary of the Bonus Plan” (p. 17).

Fiscal 2014 Equity Awards.  In June 2013, the Committee approved annual equity awards having the approximate grant date values specified in the table below.  The shares of restricted stock all vest on the third anniversary of the grant date, and the stock options vest 25% per year on the first four anniversaries of the grant date.

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock (#)	Optioned Shares (#)	2013 Custom Survey (percentile)
Daniel J. Moore	2,200,000	21,194	46,626	48th
Gregory H. Browne	500,000	4,816	10,595	58th
Bruce H. KenKnight	300,000	2,890	6,358	72nd
Milton M. Morris	400,000	3,853	8,476	53rd
David S. Wise	500,000	4,816	10,595	53rd

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with that of our stockholders.  To that end, our Board adopted stock ownership guidelines for our directors and executive officers in February 2008 and clarified those guidelines during fiscal 2011.  At the end of February 2013 and on the last day of each fiscal year thereafter (“Measurement Date”), the market value of our equity held by an executive officer or director is encouraged to be at least:

•	Five times the base salary for the CEO;
•	Three times the base salary for all executive officers, other than the CEO; and
•	Five times the annual cash retainer for all non-employee directors.
Equity ownership used to determine the market value includes all common stock, all unvested restricted shares of our common stock, and all in-the-money, vested, unexercised stock options (calculated as stock market value, minus exercise price, minus estimated tax expense at a 30% tax rate).

In the alternative, an individual will be in compliance with the guidelines by holding a number of shares of our common stock equal to or greater than the sum of:

•	50% of all restricted shares vested during the five years preceding the Measurement Date; and
•	50% of the number of shares of stock acquired from the exercise of stock options during the five years preceding the Measurement Date.
Compliance with our stock ownership guidelines is voluntary; however, an individual’s failure to comply with the guidelines is a factor that may be considered by the Committee in connection with the award of future equity awards to the individual.

Our Insider Trading Policy prohibits our directors and executive officers from entering into certain types of derivative transactions related to our common stock.

In fiscal 2010, our Board adopted a policy prohibiting directors and executive officers from pledging our stock as collateral for a debt and from holding our stock in a margin brokerage account, except as may be approved by the Nominating & Governance Committee.  New directors or executive officers not in compliance with the policy at the time of their becoming subject to the policy have one year to become compliant.

Tax Deductions for Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer), unless the compensation qualifies as “performance-based compensation.”  In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.  At the Annual Meeting, we are seeking stockholder approval of our Fiscal 2014 Executive Bonus Program.

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC”) Topic 718.  Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).  If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved.

In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards – Historical Practices and Current Policy

In November 2006, our Board adopted a policy regarding equity awards to facilitate the establishment of appropriate processes, procedures, and controls in connection with the administration of equity-based incentive plans.  The Equity Award Policy, which was amended in 2007, 2010, and 2011 to strengthen our controls and simplify administration of the policy, requires that the Committee approve all equity incentive awards, other than awards to our Board, on the effective date of the grant.  In addition, the policy establishes one predefined date during each fiscal quarter, on the 15th day of June, September, December, and March, except in certain narrow circumstances that require the date to be changed, when equity incentive awards may be made by the Committee.  Awards to Board members will be made on the date of our annual meeting of stockholders.  Awards provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the award and the employee executes the agreement and commences employment, represent an exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.

Arthur L. Rosenthal, Ph.D. (Chairman)
Joseph E. Laptewicz, Jr.
Jon T. Tremmel

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.  Please see “Information about our Executive Officers” (p. 27) and “Compensation Discussion and Analysis — Overview” (p. 29) for a list of our current executive officers, including our Named Executive Officers.

Summary Compensation Table for Year Ended April 26, 2013
A Name and Principal Position	B Year	C Salary ($)	D Bonus ($)	E Stock Awards ($)	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H All Other Compensation ($)	I Total ($)

Daniel J. Moore President and Chief Executive Officer	2013	562,923	—	585,968	587,999	549,360	10,644	2,296,894
	2012	545,231	—	4,958,385	600,115	558,580	9,568	6,671,878
	2011	521,315	—	2,975,788	617,366	425,000	10,296	4,549,766

Gregory H. Browne Senior Vice President, Finance and CFO	2013	324,077	—	204,989	205,697	237,312	7,278	979,353
	2012	314,231	—	1,129,917	208,520	240,697	7,199	1,900,564
	2011	304,531	—	207,000	223,029	159,068	7,242	900,869

Bruce H. KenKnight Vice President, Emerging Therapy	2013	75,354	25,000	169,497	210,092	40,126	348,483	868,552
	2012	—	—	1,086,930	—	—	394,810	1,481,740
	2011	—	—	—	—	—	81,000	81,000

Milton M. Morris Vice President, Research & Development	2013	297,500	—	199,972	200,654	218,385	8,620	925,131
	2012	283,346	—	1,121,895	200,517	138,452	7,525	1,751,736
	2011	263,577	—	152,987	164,834	140,191	8,745	730,334

David S. Wise Senior Vice President & Chief Administrative Officer and Secretary	2013	307,500	—	209,964	210,681	225,665	7,620	961,430
	2012	295,077	—	1,120,918	199,542	226,225	7,442	1,849,205
	2011	283,731	40,000	211,476	227,852	148,628	8,550	920,237

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Because we typically adjust base salaries on July 1, rather than the first day of a new fiscal year, the amounts reported in Column C vary from the base salaries approved by the Committee at the beginning of the fiscal year.  Each of our current Named Executive Officers has entered into an employment agreement that provides for payment of the executive officer’s base salary.

Employment Arrangements with Mr. Moore.

On March 23, 2011, we entered into a new, four-year employment agreement with Mr. Moore, and on July 25, 2011, we agreed with Mr. Moore to amend the new employment agreement.  The new agreement, which will expire on March 24, 2015, provides the following compensation:

•	an annual base salary of $525,200, which was adjusted to $550,000 effective July 1, 2011, $566,000 on July 1, 2012, and $625,000 on July 1, 2013;
•	eligibility for an annual bonus with a target of 100% of his annual base salary,
•	eligibility for periodic equity awards at the discretion of the Compensation Committee;
•
as an inducement to sign the agreement, an award of 76,449 shares of restricted stock and 23,551 phantom stock units, 25% of the shares from each award vesting on each of the first four anniversaries of the grant date;

•
as a further inducement to sign the agreement, an award of 76,605 shares of restricted stock and 73,395 phantom stock units, such awards being subject to performance-based vesting conditions capable of vesting during and after the four years of his employment agreement.

In the event that we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the securities laws, Mr. Moore agreed to disgorge all incentive-based compensation he received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.  The employment agreement further includes provisions pertaining to change of control and severance benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 52) and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Mr. Moore” (p. 55).

Employment Arrangement with Mr. Browne.

Effective January 1, 2011, we entered into a new employment agreement with Mr. Browne, and effective on July 25, 2011, we agreed to amend our employment agreement with Mr. Browne.  The amended agreement, which will expire on January 1, 2015, provides for an annual base salary of $295,000, which was adjusted to $316,000 on July 1, 2011, $326,000 on July 1, 2012, and $336,000 on July 1, 2013, and eligibility for an annual bonus with a target of 75% of his annual base salary.  The agreement also provides that, in the event that we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the securities laws, Mr. Browne will disgorge all incentive-based compensation he received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.  Mr. Browne’s 2011 employment agreement also includes provisions pertaining to change of control and severance benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Our Other Named Executive Officers” (p. 54) and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Our Other Named Executive Officers” (p. 55).

Employment Arrangement with Dr. KenKnight.

Effective January 1, 2013, we entered into an employment agreement with Dr. KenKnight.  The terms of the agreement, which will expire on January 1, 2015, are the same as the terms of our 2011 employment agreement with Mr. Browne, except that Dr. KenKnight’s agreement provides that his annual base salary is $248,000, which was adjusted to $255,500 on July 1, 2013, and that the target amount for his annual bonus is 50% of his annual base salary.  For a discussion of the terms of Dr. KenKnight’s employment agreement, see “— Employment Arrangement with Gregory H. Browne” (p. 40).

Employment Arrangement with Dr. Morris.

Effective January 1, 2011, we entered into a new employment agreement with Dr. Morris, and effective on June 5, 2012, we agreed to amend his employment agreement.  The terms of the amended agreement, which will expire on January 1, 2015, are the same as the terms of our 2011 employment agreement with Mr. Browne, except that Dr. Morris’s agreement provides that his annual base salary is $268,000, which was adjusted to $287,000 on July 1, 2011, $300,000 on July 1, 2012, and $309,000 on July 1, 2013.  For a discussion of the terms of Dr. Morris’s employment agreement, see “— Employment Arrangement with Gregory H. Browne” (p. 40)..

Employment Arrangement with Mr. Wise.

Effective January 1, 2011, we entered into a new employment agreement with Mr. Wise and effective on July 25, 2011, we agreed to amend our employment agreement with Mr. Wise.  The amended agreement, which will expire on January 1, 2015, are the same as the terms of our 2011 employment agreement with Mr. Browne, except that Mr. Wise’s agreement provides that his annual base salary is $287,000, which was adjusted to $297,000 on July 1, 2011, $300,000 on July 1. 2012, and $320,000 on July 1, 2013.  For a discussion of the terms of Mr. Wise’s employment agreement, see “— Employment Arrangement with Gregory H. Browne” (p. 40).

Salary and Cash Incentive Awards in Proportion to Total Compensation.

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2013 compensation, as reflected in the Summary Compensation Table, paid in the form of base salary and annual cash bonus awards.

Name	Percentage of Total Compensation (%)
Daniel J. Moore	48.4
Gregory H. Browne	57.3
Bruce H. KenKnight (1)	16.2
Milton M. Morris	55.8
David S. Wise	55.5
_________________
(1)	Dr. KenKnight’s percentage was calculated using base salary and annual cash bonus award amounts that were prorated for the portion of fiscal 2013 during which he was an employee.

Bonus (Column D)

The amounts reported in Column D represent bonus awards to our Named Executive Officers other than annual awards under our Fiscal 2013 Executive Bonus Program, which are reported in Column G.

Stock Awards (Column E)

The amounts reported in Column E reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 26, 2013, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 26, 2013 (“2013 Form 10-K”).

The Compensation Committee approves annual equity awards for our Named Executive Officers, including restricted shares of our common stock, phantom stock units, and options to purchase shares of our common stock, on our quarterly grant date during our first fiscal quarter.  Our quarterly grant dates, commencing with fiscal 2011, are on June 15, September 15, December 15, and March 15 of each year, unless we are in a trading blackout period or the Compensation Committee is otherwise unable to meet on that date, in which event our grant date is postponed in five-day increments until we are no longer in a trading blackout period or the Compensation Committee is able to meet.

The larger amounts in Column E for fiscal 2012, relative to fiscal 2013, for all Named Executive Officers (other than Dr. KenKnight) resulted from fiscal 2012 performance-based stock awards.  These awards vest based on the achievement of annual or cumulative performance targets for the four-year period that commenced with fiscal 2012.  The Compensation Committee grants stock awards with time-based vesting conditions annually; whereas, it grants performance-based stock awards every three or four years, depending on the nature of the performance targets and the circumstances.

The larger amount in Column E for fiscal 2012, relative to fiscal 2013, for Dr. KenKnight resulted from performance-based stock awards granted to Dr. KenKnight in his capacity as a consultant.  For additional information regarding these stock awards, see the discussion below at “ — Value of Outstanding Equity Awards at Fiscal 2013 Year End — Number of Equity Incentive Plan Shares, Units of Stock or Other Rights That Have Not Vested (Column I)” (p. 49)

The larger amount in Column E for fiscal 2011, relative to fiscal 2013, for Mr. Moore resulted from stock awards granted in connection with the negotiation of Mr. Moore’s employment agreement in March 2011.

For additional information regarding the stock awards reported in Column E, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Equity Awards” (p. 35).

Option Awards (Column F)

The amounts reported in Column F reflect the aggregate grant date fair value for stock options awarded during the fiscal year ended April 26, 2013, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements included in our 2013 Form 10-K.

The fiscal 2013 stock option awards vest at the rate of 25% of the optioned shares on each of the first four anniversaries of the grant date.  For additional information regarding the stock option awards reported in Column F, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Equity Awards” (p. 35).

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in Column G represent the cash amounts paid to our Named Executive Officers under our Executive Bonus Program.  The amounts for fiscal 2013 were approved by the Compensation Committee and paid to our executive officers in June 2013, following the end of fiscal 2013.

Bonus Funding.  In fiscal 2013, we paid annual bonuses to our executive officers, as described below, based on the extent of achievement of certain company performance objectives.  For additional information about these performance objectives, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Executive Bonus Program — Performance Objectives” (p. 32).

Under the terms of the Fiscal 2013 Executive Bonus Program, the portion of the bonus tied to certain company performance objectives (net sales, income from operations, cash flow, U.S. new patient unit sales growth, and international unit sales growth) was scaled for under-achievement and over-achievement according to the following table:

Percent Achievement of Performance Objective	Percent of Target Bonus Awarded

<80%	0%
80%	60%
85%	70%
90%	80%
95%	90%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
> 125%	150%

For example, our actual net sales for fiscal 2013 was 103.99% of the performance objective target (actual sales of $254.320 million against a target of $244.577 million).  Using the table above, the 3.99% overachievement was scaled up to 7.98% to give an achievement factor for the net sales target of 107.98%.  Since our net sales target represents 25% of each executive’s annual bonus, the portion of each executive officer’s annual bonus attributable to this performance objective was 27.00% (107.98% x 25%) of his or her target bonus amount.

The table below shows the target for each performance objective in the Fiscal 2013 Executive Bonus Program, our actual results for each objective, and the corresponding target achievement factor and bonus achievement factor for the executive bonuses.

Performance Objective	Target	Actual Result	Target Achievement Factor (%)	Bonus Achievement Factor (%)

Net Sales	$244,557,000	$254,320,000	107.98	27.00
Income from Operations	$70,738,000	$78,346,000	121.52	30.38
Cash Flow	$77,000,000	$79,100,000	105.40	5.27
U.S. New Patient Unit Sales Growth	867	832	98.20	4.91
Int’l Epilepsy Unit Sales Growth	12%	22.4%	150.00	7.50
ProGuardian System – Complete Initial Evaluation in Human Subject	April 26, 2013	Completed	5.00	5.00
E-36 Clinical Study – Enrollment Completed by April 26, 2013	April 26, 2013	Not Completed	0.00	0.00
E-37 Clinical Study – FDA IDE Submission by April 26, 2013	April 26, 2013	Completed	5.00	5.00
E-37 Clinical Study – Enroll First Patient by April 26, 2013	April 26, 2013	Not Completed	0.00	0.00
D-21 Dosing Study Paper Published by April 26, 2013	April 26, 2013	Completed	3.00	3.00
Moran Medicare Analysis Paper Published by April 26, 2013	April 26, 2013	Completed	3.00	3.00
Efficacy Meta-Analysis Paper Published by April 26, 2013	April 26, 2013	Completed	3.00	3.00
CMS NCD Reconsideration Submission by April 26, 2013	April 26, 2013	Completed	3.00	3.00
CMS Approval (Reverse NCD or Other) by April 26, 2013	April 26, 2013	Not Completed	0.00	0.00
			TOTAL	97.06

Based on the achievement of company objectives shown above, the Committee then approved the bonus amounts shown in Column G.  For additional information about the Committee’s determination of annual bonus amounts, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Executive Bonus Program — Bonus Determinations” (p. 33).

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for all other benefits and payments received by our Named Executive Officers.  The following table shows the nature of the benefits and payments and specific amounts for each included in Column H.

	Year	Supplemental Life Insurance ($)	401(k) Company Match ($)	Relocation Benefit ($)	Consulting Fees ($)	Patent Awards ($)	Total ($)
Mr. Moore	2013	2,200	7,225	1,220	—	—	10,644
	2012	2,200	7,368	—	—	—	9,568
	2011	2,200	8,096	—	—	—	10,296
Mr. Browne	2013	—	7,278	—	—	—	7,278
	2012	—	7,199	—	—	—	7,199
	2011	—	7,242	—	—	—	7,242
Dr. KenKnight	2013	—	858	—	347,625	—	348,483
	2012	—	—	—	394,810	—	394,810
	2011	—	—	—	81,000	—	81,000
Dr. Morris	2013	—	7,620	—	—	1,000	8,620
	2012	—	7,525	—	—	—	7,525
	2011	—	8,745	—	—	—	8,745
Mr. Wise	2012	—	7,620	—	—	—	7,620
	2012	—	7,442	—	—	—	7,442
	2011	—	8,550	—	—	—	8,550

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of our Named Executive Officers.

Grants of Plan-Based Awards

Grants of Plan-Based Awards for Fiscal 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	C Threshold ($)	D Target ($)	E Maximum ($)	F All Other Stock Awards: Number of Shares of Stock or Units (#)	G All Other Options Awards: Number of Securities Under Options (#)	H Exercise or Base Price of Option Awards ($/Sh)	I Grant Date Fair Value of Stock and Option Awards ($)

Mr. Moore		0	566,000	749,950	—	—	—	—
	06/15/2012	—	—	—	13,781	—	—	585,968
	06/15/2012	—	—	—	—	30,318	42.52	587,999

Mr. Browne		0	244,500	323,963	—	—	—	—
	06/15/2012	—	—	—	4,821	—	—	204,989
	06/15/2012	—	—	—	—	10,606	42.52	205,697

Dr. KenKnight		0	41,342	54,778	—	—	—	—
	12/15/2012	—	—	—	3,330	—	—	169,497
	12/15/2012	—	—	—	—	7,326	42.52	210,092

Dr. Morris		0	225,000	298,125	—	—	—	—
	06/15/2012	—	—	—	4,703	—	—	199,972
	12/15/2012	—	—	—	—	10,346	42.52	200,654

Mr. Wise		0	232,500	308.063	—	—	—	—
	06/15/2012	—	—	—	4,938	—	—	209,964
	06/15/2012	—	—	—	—	10,863	42.52	210,681

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D, and E)

The amounts reported in Column D represent the target amount for each Named Executive Officer’s annual bonus under the Fiscal 2013 Executive Bonus Program.  The amounts reported in Columns C and E represent the range of bonus amounts (0% to 132.5% of Target) that may be awarded under the bonus program, depending on the extent to which the company achieves its performance objectives.  Dr. KenKnight, because he commenced participation in the program on January 1, 2013, was eligible for one-third of what would have been his Target and Maximum amounts had he participated throughout the entirety of fiscal 2013.  For a discussion of the Fiscal 2013 Executive Bonus Program and amounts actually paid, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Executive Bonus Program” (p. 32).

All Other Stock Awards (Column F)

The numbers of shares reported in Column F represent fiscal 2013 stock awards made in June 2012 and December 2012 (in the case of Dr. KenKnight).  For a discussion of the stock awards reported in Column F, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Equity Awards” (p. 34).

All Other Option Awards (Column G)

The numbers of shares reported in Column G represent shares of our common stock subject to options granted in June 2012 and December 2012 (in the case of Dr. KenKnight).  For a discussion of the stock option awards reported in Column G, see “Compensation Discussion and Analysis — Executive Compensation for Fiscal 2013 — Equity Awards” (p. 34).

Exercise or Base Price of Option Awards (Column H)

The prices reported in Column H represent the price our executive officers must pay us per share of common stock upon the exercise of the stock option awards reported in Column G.

Grant Date Fair Value of Stock and Option Awards (Column I)

The amounts reported in Column I represent the fair value of the stock and stock option awards computed in accordance with FASB ASC Topic 718 on the grant date.  The fair value for stock awards is calculated by multiplying the number of shares in each award by the closing price of our common stock on the NASDAQ Global Market on the grant date.  The fair value for stock option awards is calculated by multiplying the number of shares subject to the option by the Black-Scholes value of the stock option on the grant date.

Value of Outstanding Equity Awards at Fiscal 2013 Year-End

The following table provides information concerning unexercised options and stock that has not vested for our Named Executive Officers.

Outstanding Equity Awards as of April 26, 2013
	Option Awards					Stock Awards
A Name	B Number of Securities Underlying Unexercised Options (#) Exercisable	C Number of Securities Underlying Unexercised Options (#) Unexercisable	D Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	E Option Exercise Price ($)	F Option Expiration Date ($)	G Number of Shares or Units of Stock That Have Not Vested (#)	H Market Value of Shares or Units of Stock That Have Not Vested ($)	I Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	J Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel J. Moore	3,880	—	—	19.39	06/16/2018	—	—	—	—
	—	10,190	—	14.72	06/08/2019	—	—	—	—
	23,551	23,551	—	24.33	06/15/2020	—	—	—	—
	11,697	35,093	—	25.71	06/15/2021	—	—	—	—
	—	30,318	—	42.52	06/15/2022
	—	—	—	—	—	110,728	4,760,197	128,128	5,508,223

Gregory H. Browne	—	5,671	—	14.72	06/08/2019	—	—	—	—
	936	8,508	—	24.33	06/15/2020	—	—	—	—
	4,064	12,194	—	25.71	06/15/2021	—	—	—	—
	—	10,606	—	42.52	06/15/2022	—	—	—	—
	—	—	—	—	—	21,458	922,479	33,313	1,432,126

Bruce H. KenKnight	—	7,326	—	50.90	12/15/2022	—	—	—	—
	—	—	—	—	—	3,330	143,157	29,250	1,257,458

Milton M. Morris	28,000	—	—	16.38	01/16/2019	—	—	—	—
	10,317	3,439	—	14.72	06/08/2019	—	—	—	—
	6,288	6,288	—	24.33	06/15/2020	—	—	—	—
	3,908	11,726	—	25.71	06/15/2021	—	—	—	—
	—	10,346	—	42.52	06/15/2022
	—	—	—	—	—	18,808	808,556	33,313	1,432,126

David S. Wise	5,000	—	—	19.75	05/25/2014	—	—	—	—
	21,273	—	—	19.39	06/16/2018	—	—	—	—
	15,591	5,197	—	14.72	06/08/2019	—	—	—	—
	8,692	8,692	—	24.33	06/15/2020	—	—	—	—
	3,889	11,669	—	25.71	06/15/2021	—	—	—	—
	—	10,863	—	42.52	06/15/2022	—	—	—	—
	—	—	—	—	—	21,409	920,373	33,313	1,432,126

Number of Securities Underlying Unexercised Options (Columns B and C)

The option awards reported in Column C vest 25% annually on each of the first four anniversaries of the grant date.  The grant date is 10 years prior to the expiration date specified in Column F.

Number of Shares or Units of Stock That Have Not Vested (Column G)

The table below shows the vesting schedule by fiscal year for the restricted stock awards and, in the case of Mr. Moore, phantom stock units, reported in Column G.

	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Mr. Moore	48,551	48,396	13,781	—
Mr. Browne	8,508	8,129	4,821	—
Dr. KenKnight	833	832	833	832
Dr. Morris	6,288	7,817	4,703	—
Mr. Wise	8,692	7,779	4,938	—

Market Value of Shares or Units of Stock That Have Not Vested (Column H)

The market values of restricted stock awards reported in Column H were calculated using the closing price of our common stock on April 26, 2013, which was the last business day of our fiscal 2013, of $42.99, multiplied by the number of shares set forth in Column G.

Number of Equity Incentive Plan Shares, Units of Stock or Other Rights That Have Not Vested (Column I)

The table below shows the vesting schedule by fiscal year for the performance-based restricted stock and phantom stock unit awards reported in Column I, assuming that all performance targets are achieved on the earliest possible date.

	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Mr. Moore	25,000	75,000	28,128	—
Mr. Browne	6,500	19,500	7,313	—
Dr. KenKnight	—	9,750	—	9,750
Dr. Morris	6,500	19,500	7,313	—
Mr. Wise	6,500	19,500	7,313	—

In September 2011, while engaged as a consultant, Dr. KenKnight received an award of 39,000 shares of restricted stock in four equal tranches of 9,750 shares, each subject to forfeiture if a performance objective pertaining to our development of a device for the treatment of chronic heart failure is not achieved.  The conditions for lapse of the restrictions on one tranche of 9,750 shares were satisfied in September 2012.  The performance objectives for the remaining three tranches are as follows:

•	The restrictions on 9,750 shares will lapse on the achievement of a regulatory milestone that we currently project will be achieved in fiscal 2015.

•	The restrictions on 9,750 shares will lapse on the achievement of a commercial milestone that we currently project will be achieved in fiscal 2017.

•	The restrictions on 9,750 shares will lapse on the achievement of a clinical milestone as to which we are currently unable to project a date for achievement.

Market Value of Equity Incentive Plan Awards That Have Not Vested (Column J)

The market values of the performance-based restricted stock and phantom stock unit awards reported in Column J were calculated using the closing price of our common stock on April 26, 2013, which was the last business day of our fiscal 2013, of $42.99, multiplied by the number of shares set forth in Column I.

Option Exercises and Stock Vested During Fiscal 2013

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 26, 2013 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2013

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Moore	48,000	1,401,204	119,139	5,220,748
Mr. Browne	32,679	954,926	56,575	2,320,586
Dr. KenKnight	—	—	9,750	488,475
Dr. Morris	—	—	54,049	2,217,399
Mr. Wise	29,500	909,576	58,878	2,414,664

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to our Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control.  The amounts disclosed assume that the applicable triggering event was effective as of April 26, 2013 and the price of our stock was $42.99 per share (the closing price of our common stock on that date).  Accordingly, the disclosure includes amounts earned through April 26, 2013 and estimates of the amounts that would be paid to the Named Executive Officers upon a change in control, or their respective termination, as applicable.  The actual amounts to be paid can only be determined at the time of the change in control or the Named Executive Officer’s actual separation from our company.

A Name	B Benefit	C Change in Control ($)	D Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) ($)	E Termination Due to Death or Disability ($)	F Termination Without Cause ($)

Daniel J. Moore	Salary and Bonus	—	2,239,940	—	2,239,940
	Equity Compensation Stock Options Restricted Shares	1,348,189 10,268,419	1,348,189 10,268,419	1,348,189 10,268,419	713,497 3,161,957
	Health Care Continuation Coverage	—	50,645	—	50,645
	Other Benefits (Interest; Life Insurance)	—	36,573	3,048,750	36,554
	Total	11,616,609	13,943,767	14,665,359	6,202,613

Gregory H. Browne	Salary and Bonus	—	1,141,000	—	818,707
	Equity Compensation Stock Options Restricted Shares	534,776 2,354,605	534,776 2,354,605	534,776 2,354,605	311,188 365,759
	Health Care Continuation Coverage	—	21,437	—	21,437
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	2,889,381	4,051,818	3,189,381	1,517,091

Bruce H. KenKnight	Salary and Bonus	—	744,000	—	402,095
	Equity Compensation Stock Options Restricted Shares	— 1,400,614	— 1,400,614	— 1,400,614	— 35,811
	Health Care Continuation Coverage	—	23,365	—	23,365
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	1,400,614	2,167,979	1,700,614	461,270

Milton M. Morris	Salary and Bonus	—	1,050,000	—	717,628
	Equity Compensation Stock Options Restricted Shares	422,043 2,240,682	422,043 2,240,682	422,043 2,240,682	224,651 270,321
	Health Care Continuation Coverage	—	—	—	—
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	2,662,724	3,712,724	2,962,724	1,212,600

David S. Wise	Salary and Bonus	—	1,085,000	—	814,772
	Equity Compensation Stock Options Restricted Shares	515,858 2,352,499	515,858 2,352,499	515,858 2,352,499	296,511 373,669
	Health Care Continuation Coverage	—	21,437	—	21,437
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	2,868,357	3,974,794	3,168,357	1,506,389

Change in Control (Column C)

Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan, 2009 Stock Plan, and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Incentive Plans”) state that upon a Change of Control, as described below, all outstanding equity awards vest.  A “Change of Control” occurs, in general, upon:

•	the acquisition by another person or entity of 50% or more of the outstanding shares of our stock;
•
our reorganization, merger or consolidation or other form of corporate transaction where our stockholders prior to the transaction do not own more than 50% of the combined voting power of the resulting company’s outstanding securities;

•	the sale or disposition of all or substantially all of our assets;
•	a change in the composition of our Board, as a result of which fewer than a majority of the directors are incumbent directors; or
•	the approval by our Board or our stockholders of our liquidation or dissolution.
The unvested equity awards granted to our Named Executive Officers include stock options, shares of restricted stock, and phantom stock units.  The accelerated vesting of stock options is reflected in the table as an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 26, 2013, was $42.99), multiplied by the number of unvested shares subject to the option. The numbers of optioned shares of stock subject to accelerated vesting on a Change in Control and the corresponding exercise price for each Named Executive Officer was (1) 10,190 shares at $14.72 per share, 23,551 shares at $24.33 per share, 35,093 shares at $25.71, and 30,318 shares at $42.52 per share for Mr. Moore; (2) 5,671 shares at $14.72 per share, 8,508 shares at $24.33, 12,194 shares at $25.71 per share, and 10,606 shares at $42.52 per share for Mr. Browne; (3) 7,326 shares at $50.20 per share for Dr. KenKnight; (4) 3,439 shares at $14.72 per share, 6,288 at $24.33 per share, 11,726 shares at $25.71 per share, and 10,616 shares at $42.52 per share for Dr. Morris; and (5) 5,197 shares at $14.72 per share, 8,692 shares at $24.33 per share, 11,669 shares at $25.71 per share, and 10,863 shares at $42.52 per share for Mr. Wise.

The amount attributable to accelerated vesting of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ended April 26, 2013 ($42.99) by the number of unvested restricted shares for each Named Executive Officer, which was (1) 238,856 shares in the case of Mr. Moore; (2) 54,771 shares in the case of Mr. Browne; (3) 32,580 shares in the case of Dr. KenKnight; (4) 52,121 shares in the case of Dr. Morris; and (5) 54,722 shares in the case of Mr. Wise.

Termination Upon or Within One Year Following a Change in Control (By the Company Other Than for Cause or By the Employee for Good Reason) (Column D)

The amounts shown in Column D are paid following the executive officer’s termination within one year following a Change in Control, if we terminate the executive’s employment without “Cause” or if the executive terminates his employment for a “Good Reason.”

Change in Control Arrangement with Mr. Moore.

Mr. Moore’s benefits in the event of his termination without “Cause” following a change in control are those he is eligible to receive in the event of a “Change of Control,” as reflected in Column C, plus those benefits provided by his employment agreement in the event of his termination without “Cause” or for “Good Reason.”  Pursuant to Mr. Moore’s 2011 employment agreement, if Mr. Moore’s employment is terminated (1) by us without “Cause” (as described below) or (2) by Mr. Moore for “Good Reason” (as described below) during the one-year period following the Change of Control, in addition to the accelerated vesting of equity awards, we will provide the following benefits to Mr. Moore:

•	a payment equal to two times the sum of Mr. Moore’s current annual base salary and average bonus amount for the two most recent fiscal years;
•	medical and dental coverage for a period of 24 months; and
•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
A termination is for “Cause” if Mr. Moore, after written notice and an opportunity to cure, has:

•	breached a material provision of his employment agreement;
•	willfully engaged in conduct that is materially and demonstrably injurious to our company;
•	willfully failed to comply with a lawful directive of our Board;
•	failed to comply with our written policies and procedures;
•	engaged in fraud, dishonesty or misappropriation of our assets, business, customers, suppliers or employees;
•	been convicted of a felony; or
•	continually failed or refused to perform satisfactorily, or grossly neglected, his duties, other than as resulted from physical or mental illness.
“Good Reason” means, in general:

•	a reduction in Mr. Moore’s base salary;
•	an adverse change in Mr. Moore’s title, status, authority, duties or responsibilities, except as necessitated by our change to a subsidiary of a public company following a change in control;
•	our failure to obtain the agreement of any successor company to perform our obligations under Mr. Moore’s employment agreement; or
•	our breach of any material provision of Mr. Moore’s employment agreement.
The accelerated vesting of Mr. Moore’s unvested equity awards as a result of the Change in Control (see “— Change in Control (Column C)” (p. 52)) are calculated in the manner described above in connection with Column C.

The amount in the “Other Benefits” row in Column D is interest payable to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 26, 2013, the last day of fiscal 2013.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $36,573.

The cost of Health Care Continuation Coverage is calculated based on our estimated cost to maintain Mr. Moore’s medical and dental benefits under our group insurance plans for 18 months, plus our estimated cost to obtain substantially equivalent benefits for an additional six months.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of non-competition, non-solicitation, and confidentiality provisions in his employment agreement for a period of two years following termination of his employment.

Change in Control Arrangements with Our Other Named Executive Officers.

Effective January 1, 2011, our executive officers, other than Mr. Moore and Dr. KenKnight, agreed to the terms of an employment agreement with us.  Dr. KenKnight agreed to the same basic terms in an employment agreement on January 1, 2013.  See the discussion of this employment agreement at “Executive Compensation — Summary Compensation — Salary (Column C) — Employment Arrangement with Gregory H. Browne” (p. 40).  Each executive officer’s benefits in the event of his or her termination without “Cause” within one year following a change in control are those he or she is eligible to receive in the event of a “Change of Control,” as shown in Column C (see “— Change in Control (Column C)” (p. 52)), plus those benefits provided by his employment agreement.  The executive officers’ employment agreements all provide the same benefits, as described below, if, within one year following a “Change of Control” (as defined above for the Equity Incentive Plans, see “— Change in Control (Column C)” (p. 52)), we terminate the executive officer’s employment without “Cause” or the executive officer terminates his employment for a “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore” (p. 52)), as follows:

•	a payment equal to two times the sum of the executive officer’s annual base salary and target bonus amount then in effect; and
•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.
Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in termination for Cause; and (2) adherence to the terms of a confidentiality provision and to the terms of non-competition and non-solicitation provisions for periods of one and two years, respectively, following termination of employment.

Termination Due to Death (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to death, all outstanding stock option, restricted stock, and phantom stock unit awards vest immediately.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in “— Change in Control (Column C)” (p. 52).

The amount in the “Other Benefits” row in Column E for Mr. Moore is the proceeds of a life insurance policy payable for the benefit of Mr. Moore under the terms of his employment agreement ($3,000,000) and interest payable to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 26, 2013, the last day of fiscal 2013.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $48,750.

The amount in the “Other Benefits” row in Column E for the Named Executive Officers other than Mr. Moore is the proceeds of a group term life insurance policy, which, as of April 26, 2013, paid a benefit of 1.5 times an employee’s annual base salary up to a maximum of $300,000.

Termination Due to Disability (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to Disability, all outstanding stock option awards, along with all restricted stock and phantom stock unit awards issued from the Cyberonics, Inc. 2009 Stock Plan, vest immediately. “Disability” is defined as total and permanent disability per IRC Section 22(e)(3).  The amounts payable for termination of employment due to Disability are equal to the amounts shown in Column E for stock options, plus the amounts shown in Column E for restricted stock.

Termination Without Cause (Column F)

Severance Arrangement with Mr. Moore.

In the event of a termination of Mr. Moore’s employment by us without “Cause” or by Mr. Moore for “Good Reason” (each as defined in his employment agreement, see “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” (p. 52)), Mr. Moore is entitled to receive the following severance benefits:

•	a payment equal to two times the sum of his current annual base salary and average bonus amount for the two most recent fiscal years;
•
accelerated vesting of that number of stock options and time-vested restricted shares and phantom stock units as would otherwise have vested if he had remained employed for a period through the date that is 12 months from the date of termination;

•
accelerated vesting of that number of performance-vested restricted shares and phantom stock units as to which the company has made measureable progress consistent with achievement of the objective within the established time frame or as to which the Compensation Committee determines to accelerate vesting;

•	medical and dental coverage for a period of 24 months; and
•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
The amount in the table was calculated by multiplying $42.99 (the closing price of our stock on April 26, 2013) by 48,551 time-vested restricted shares and phantom stock units that would have vested within 12 months of April 26, 2013 and 25,000 performance-based restricted shares and phantom stock units that could be subject to acceleration under the terms of Mr. Moore’s employment agreement.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of non-competition, non-solicitation, and confidentiality provisions in his employment agreement for a period of two years following termination of his employment.

Severance Arrangements with Our Other Named Executive Officers.

Effective January 1, 2011, as to our executive officers other than Dr. KenKnight, and effective January 1, 2013 as to Dr. KenKnight, our executive officers other than Mr. Moore agreed to the terms of an employment agreement with us.  For a discussion of the terms of these agreements, see the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers” (p. 54).  The employment agreement provides severance benefits payable if we terminate the executive officer’s employment without “Cause” or the executive officer terminates employment for a “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore” (p. 52)), as follows:

•	a payment equal to 1.5 times the sum of the executive officer’s annual base salary and the average bonus amount paid to the executive for the past two fiscal years;
•
accelerated vesting of that number of stock options and time-vested restricted shares as would otherwise have vested if the executive officer had remained employed for a period through the date that is 12 months from the date of termination; and

•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.

Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in termination for Cause; and (2) adherence to the terms of a confidentiality provision and to the terms of non-competition and non-solicitation provisions for periods of one and two years, respectively, following termination of employment.

The amounts shown in Column F of the table above were calculated in the manner described above in connection with Column D.  See the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or By the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers” (p. 54).

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and non-executive Chairman of our Board (“Chairman”).  The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services.  The review includes the consideration of qualitative and comparative factors.  To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Chairman; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 26, 2013.  Mr. Moore, who is both a director and a full-time employee, received no compensation for serving as a director.

Director Compensation for the Year Ended April 26, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Guy C. Jackson	57,500	74,965	132,465
Joseph E. Laptewicz, Jr.	54,000	74,965	128,965
Hugh M. Morrison	109,000	99,989	208,989
Alfred J. Novak	54,700	74,965	129,665
Arthur L. Rosenthal	57,700	74,965	132,665
Jon T. Tremmel	45,520	74,965	120,485

_________________
(1)
The amounts reported in this column reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 26, 2013.

As of April 26, 2013, the aggregate number of unvested stock awards granted to each director was as follows:  Mr. Jackson – 2,703; Mr. Laptewicz – 5,117; Mr. Morrison – 3,605; Mr. Novak — 2,703; Dr. Rosenthal – 2,703; and Mr. Tremmel – 5,736.  As of April 26, 2013, the aggregate number of unexercised stock option awards granted to each director, all of which are vested, was as follows:  Mr. Jackson – 15,500; Mr. Laptewicz – 0; Mr. Morrison – 0; Mr. Novak — 0; Dr. Rosenthal – 0; and Mr. Tremmel – 0.

Fiscal 2013 Cash Payments

Each non-employee director received the following compensation in fiscal 2012:

•	a cash retainer of $25,000, plus an additional $75,000 for our Chairman;
•	an additional cash retainer of $6,000 for each member of the Audit Committee, plus an additional $5,000 for the chairperson of the Audit Committee;
•	an additional cash retainer of $4,000 for each member of the Compensation Committee and Nominating & Governance Committee, plus an additional $1,000 for the chairpersons of such committees;
•	Board meeting attendance fees of $2,000 (in-person) and $500 (telephonic); and
•	committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).

Fiscal 2013 Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual restricted stock awards under our equity compensation plans.  On September 19, 2012, following our Annual Meeting of Stockholders, our Board approved an award of 1,429 shares of restricted stock (representing $75,000 divided by the closing share price ($52.46) on the grant date and rounded down to the nearest whole share) to each of our non-employee directors, other than our non-executive Chairman, who received an award of 1,906 shares of restricted stock (representing $100,000 divided by the closing share price ($52.46) on the grant date).  All of the shares subject to each award will vest on the first anniversary of the grant date.

Fiscal 2014 Director Compensation

Each non-employee director will receive the following compensation in fiscal 2014:

•	a cash retainer of $40,000, plus an additional $75,000 for our Chairman;
•	an additional cash retainer of $10,000 for each member of the Audit Committee, plus an additional $10,000 for the chairperson of the Audit Committee;
•	an additional cash retainer of $7,500 for each member of the Compensation Committee, plus an additional $7,500 for the chairperson of the Compensation Committee;
•	an additional cash retainer of $5,000 for each member of the Nominating & Governance Committee, plus an additional $5,000 for the chairperson of the Nominating & Governance Committee; and
•	an annual equity award (in the form of restricted stock vesting on the first anniversary of the grant date) valued at $125,000 for each director on the date of the Annual Meeting of Stockholders.

Commencing in fiscal 2014, our Board members no longer receive fees for attending Board or committee meetings.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 26, 2013, the Audit Committee was chaired by Guy C. Jackson and comprised the following members: Guy C. Jackson, Alfred J. Novak, and Arthur L. Rosenthal, Ph.D.

Each member of the Audit Committee is an independent director as such term is defined under the Securities Exchange Act of 1934, as amended, and current listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”).  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the listing requirements of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at http://ir.cyberonics.com/governance.cfm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics, Inc. Annual Report on Form 10-K for the fiscal year ended April 26, 2013 with Cyberonics’s management and independent registered public accounting firm.  Management is responsible for such financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and considered the compatibility of any non-audit services with the auditors’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited consolidated financial statements in Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 26, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Alfred J. Novak
Arthur L. Rosenthal, Ph.D.

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended April 26, 2013	Fiscal year ended April 27, 2012
Audit Fees(1)	$949,600	$934,275
Audit-Related Fees	––	––
Tax Fees(2)	237,431	362,948
All Other Fees	30,000	––
Total	$1,217,031	$1,297,223
_________________
(1)
Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.
(3)	All Other Fees are fees paid to KPMG LLP for due diligence services.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence.  At each quarterly meeting, as needed, the Audit Committee reviews and approves the plan and scope of the audit and non-audit services to be provided by KPMG LLP and the fees to be paid for such services.

PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2014 Annual Meeting of Stockholders must be received by us no later than April 9, 2014 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit at the 2014 Annual Meeting of Stockholders a proposal that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 22, 2014.  Detailed information for submitting stockholder proposals is available upon written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369.  Please see “Corporate Governance — Director Selection Process” (p. 8) for additional information regarding the submission of director nominees by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended April 26, 2013, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K or Annual Report to Stockholders for the fiscal year ended April 26, 2013.  You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

APPENDIX A:  FORM OF PROXY

PROXY

CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS – SEPTEMBER 19, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2013 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Darren W. Alch, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 19, 2013 at 10:00 a.m., central daylight time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas 77058 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.  In accordance with their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3, and 4, and as the proxies deem advisable on such other matters as may come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT—PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.

ANNUAL MEETING PROXY CARD

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4 BELOW.

1.	Election of Directors

	(01) Guy C. Jackson	FOR ALL	WITHHOLD	FOR ALL
	(02) Joseph E. Laptewicz, Jr.		AUTHORITY	EXCEPT
	(03) Daniel J. Moore		FOR ALL
(04) Hugh M. Morrison
(05) Alfred J. Novak
(06) Arthur L. Rosenthal, Ph.D.
(07) Jon T. Tremmel

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2.	Proposal to approve the Fiscal 2014 Executive Bonus
Program.
		FOR	AGAINST	ABSTAIN

3.	Proposal to ratify the selection of KPMG LLP
as Cyberonics, Inc.’s independent registered public
	accounting firm for the fiscal year ending April 25, 2014.	FOR	AGAINST	ABSTAIN

4.	Say on Pay – Proposal to approve by advisory vote the
executive compensation described in the Proxy
	Statement.	FOR	AGAINST	ABSTAIN

MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT

Date (mm/dd/yyyy):
Signature:
Signature:
Title:

(This proxy should be dated, signed exactly as your name(s) appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should indicate their title.  If the shares are held by joint tenants or as community property, both owners should sign this proxy.)